UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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American Axle & Manufacturing Holdings, Inc.

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One Dauch Drive
Detroit, Michigan 48211-1198
www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 30, 2009

American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Date	3:00 p.m., local time, on Thursday, April 30, 2009

Place	AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business	(1) Elect five members of the Board of Directors: one to serve until the Annual Meeting of Stockholders in 2010 and four to serve until the Annual Meeting of Stockholders in 2012;

(2) Ratify the appointment of Deloitte & Touche LLP as AAM’s independent registered public accounting firm for the year ending December 31, 2009; and

(3) Attend to other business properly presented at the meeting.

Record Date	You may vote if you were an AAM stockholder (NYSE: AXL) at the close of business on March 3, 2009.

Meeting Admission	Admission may be limited to AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

Proxy Materials	We have elected to furnish materials for the 2009 Annual Meeting of Stockholders via the Internet. We believe the use of the Securities and Exchange Commission (SEC) e-proxy rule will expedite stockholders’ receipt of the 2009 Proxy Statement, 2008 Annual Report and Form 10-K (proxy materials) and lower the costs of our annual meeting. On March 19, 2009, we mailed a notice of Internet availability (notice) to most stockholders containing instructions on how to access the proxy materials and to vote online. All other stockholders were sent a copy of the proxy materials by mail. See page 2 of this proxy statement for more information on e-proxy and instructions on how you can (1) receive a paper copy of the proxy materials if you received a notice by mail, or (2) elect to receive your proxy materials over the Internet if you received them by mail this year.

By Order of the Board of Directors,

Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary
March 19, 2009

2009 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held April 30, 2009

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by SEC rules, American Axle & Manufacturing Holdings, Inc. (AAM or the Company) is providing the proxy materials for our 2009 annual meeting of stockholders electronically via the Internet. On March 19, 2009, we initiated delivery of proxy materials to our stockholders of record as of the close of business on March 3, 2009 via (1) a notice containing instructions on how to access proxy materials online, (2) paper copy mailing or (3) e-mail distribution.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice we sent provides instructions on how to access and review all of the information contained in the proxy materials. The notice also provides instructions on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of proxy materials or elect to receive them via e-mail in the future, please follow the instructions included in the notice. If you received a printed copy of proxy materials by mail and would like to register to receive a notice of Internet availability of proxy materials or an e-mail regarding availability of proxy materials in the future, you can do so by accessing the Internet at www.envisionreports.com/AXL.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

You received these proxy materials because you owned shares of AAM common stock on March 3, 2009 (record date). AAM’s Board of Directors (Board) is soliciting your proxy to vote your shares at the annual meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement includes information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares.

Who is entitled to vote?

Holders of AAM common stock on the record date are entitled to one vote per share. You are a holder of record if your shares are held directly in your name with AAM’s transfer agent, Computershare Trust Company, N.A. If your shares are held in the name of a broker, bank, trustee or other record holder, or through one of the AAM 401(k) plans, you are a street name holder. If you hold shares in more than one account, you must vote for each notice, proxy and/or voting instruction card you receive that has a unique control number to ensure that all shares that you own are voted.

How do I vote?

You may vote by any of the following methods:

•	In person — attending the annual meeting and casting a ballot.
•	By mail — using the proxy and/or voting instruction card provided.
•	By telephone or via the Internet — following the instructions on your notice card, proxy and/or voting instruction card.

If you vote by telephone or via the Internet, have your notice card or proxy and/or voting instruction card available. The control number on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail. If you hold shares in street name, refer to the voting instructions provided by your broker, bank, trustee or other record holder.

How many shares may vote at the meeting?

As of March 3, 2009, we had 55,477,525 shares of common stock outstanding and entitled to vote. Under AAM’s by-laws, a majority of these shares must be present in person or by proxy to hold the annual meeting and take any action during the meeting.

Can I change my vote?

You may change your vote at any time before the annual meeting by:

•	revoking it by written notice to AAM’s Secretary at the address on the cover of this proxy statement;
•	voting in person at the annual meeting; or
•	delivering a later-dated proxy vote by mail, telephone or the Internet.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of the five nominees with one term expiring at the 2010 annual meeting and four terms expiring at the 2012 annual meeting.

Proposal 2 —	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

What are my choices when voting?

Proposal 1 — You may vote for or withhold your vote on one or more of the nominees.

Proposal 2 — You may vote for or against the proposal, or you may abstain from voting your shares.

What vote is required to approve each proposal?

Proposal 1 —	Requires a plurality of the votes cast to elect a director, which means that director nominees with the most affirmative votes are elected to fill the available seats.

Proposal 2 — Requires the affirmative vote of a majority of the shares voted in person or by proxy.

Votes withheld and abstentions will be counted as present for purposes of determining whether a majority of shares is present to hold the annual meeting. Abstentions will not be counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote has the same effect as an abstention.

Who will count the votes be counted?

Representatives of Computershare Trust Company, N.A., AAM’s transfer agent, will count the votes and serve as our inspector of election. The inspector of election will attend the annual meeting.

What if I do not vote and do not attend the annual meeting?

If you are a holder of record and you do not vote your shares, your shares will not be voted. If you sign your proxy card without giving specific instructions, your shares will be voted as the Board recommends.

If you hold shares in street name and you do not give your broker, bank, trustee or other record holder specific voting instructions, the rules of the New York Stock Exchange (NYSE) permit your record holder to vote your shares on the election of directors and on the ratification of the appointment of the independent registered public accounting firm. If you do not give your record holder specific voting instructions and your record holder does not vote, the votes will be broker non-votes. Broker non-votes will have no effect on the outcome of the election of directors and the other proposal. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board proposes that nominee Salvatore J. Bonanno, Sr. be elected as a Class II director for a term expiring at the annual meeting in 2010. Mr. Bonanno was nominated to fill the vacancy resulting from the February 10, 2009 resignation of John A. Casesa, whose term of office would have expired in 2010.

The Board proposes that the three directors standing for re-election as Class I directors, Forest J. Farmer, Richard C. Lappin and Thomas K. Walker, be elected to the Board for terms expiring at the annual meeting in 2012.

The Board proposes that nominee David C. Dauch be elected as a Class I director for a term expiring at the annual meeting in 2012.

The Board unanimously approved these nominations based on the outstanding achievements, special competencies and integrity of each nominee. A biographical summary of the principal occupation, professional background and experience of each nominee and returning director is provided.

Your Board unanimously recommends a vote FOR each of the nominees.

Nominees for Director

Class II — Director to hold office until the 2010 Annual Meeting of Stockholders

SALVATORE J. BONANNO, SR.
Age 67
Salvatore J. Bonanno, Sr. has served as Chairman and Chief Executive Officer of Bonanno Enterprises L.L.C. since 2000. The company provides discretionary capital, interim or transition management, and executive consulting services for industrial operations. While serving as President & Chief Executive Officer of Xymox Technologies, Inc., from 2003 to 2008, Mr. Bonanno led the company’s restructuring efforts. He has also served in senior executive positions with Visionary Vehicles, Grove Worldwide L.L.C., Foamex International and with Chrysler Corporation. Mr. Bonanno currently serves on the Board of Directors of Xymox Technologies, Inc. and Waukesha Tool & Stamping L.L.C and has served on the boards of numerous manufacturing and engineering companies.

Class I — Directors to hold office until the 2012 Annual Meeting of Stockholders

DAVID C. DAUCH
Age 44
David C. Dauch is President & Chief Operating Officer of AAM, a position he has held since June 2008. Previously, he served as Executive Vice President & COO. Mr. D.C. Dauch joined AAM in July 1995 as manager, Sales Administration. He subsequently held several positions with the Company, including Director, Sales - GM Full-Size Truck Programs; Vice President, Sales & Marketing, Vice President, Manufacturing, Driveline Division; Senior Vice President, Sales, Marketing & Driveline Division; Senior Vice President, Commercial; and Executive Vice President, Commercial & Strategic Development. Mr. D.C. Dauch served in several positions, including Sales Manager of Ford Programs, at Collins & Aikman Products Company, where he received the President’s Award for leadership and innovation. Dauch also served on the Collins & Aikman Board of Directors from 2002 to 2007. Presently, he serves on the Miami University Business Advisory Council and the Board of Directors of the Boys & Girls Club of Southeast Michigan.

FOREST J. FARMER
Age 68
Forest J. Farmer has served as Chairman of the Board, Chief Executive Officer & President of The Farmer Group, a holding company for four technology and manufacturing corporations, since 1998. Mr. Farmer is the President of Trillium Teamologies, an IT solutions provider located in Royal Oak, Michigan. In 1994, he retired from Chrysler Corporation after 26 years of service, which included six years as President of its Acustar automotive parts subsidiary. Mr. Farmer serves on the Boards of Directors of a number of corporations and organizations, including The Lubrizol Corporation, St. John’s Hospital System and Saturn Electronics Corporation.	Director since 1999

RICHARD C. LAPPIN
Age 64
Richard C. Lappin has served as Chairman of the Board & Chief Executive Officer of Clear Sky Power, an alternative energy company, since January 2007. He retired in 2004 as Chairman of the Board of Haynes International, Inc. Previously, Mr. Lappin served as Senior Managing Director of The Blackstone Group L.P., where he was a member of the Private Equity Group from 1998 to 2002. He also helped monitor the operations of Blackstone Capital Partners portfolio companies and evaluated business strategy options. From 1989 to 1998, Mr. Lappin served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. He also served as President and Chief Executive Officer of Doehler-Jarvis and Southern Fastening Systems, and he has held senior executive positions with Champion Spark Plug Company and RTE Corporation.	Director since 1999

THOMAS K. WALKER
Age 68
Thomas K. Walker is Chairman of the Board & Chief Executive Officer of Lackawanna Acquisition Corporation and is the former President of Amcast Automotive, where from 1995 to 1999 he directed all activities for the $300 million automotive group. Previously, he held senior executive positions with ITT Automotive and Allied-Signal Automotive Catalyst Co. He also served in various manufacturing and engineering leadership positions with Volkswagen of America and with General Motors Corporation, where he began his 40-year career in the automotive industry. Mr. Walker serves on the National Advisory Board for Michigan Technological University.	Director since 1999

Returning Directors

Class II — Directors to hold office until 2010 Annual Meeting of Stockholders

ELIZABETH A. CHAPPELL
Age 51
Elizabeth A. (Beth) Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since 2002. Previously, she served as Executive Vice President, Corporate Communications & Investor Relations for Compuware Corporation. From 1995 to 2000, Ms. Chappell was President and Chief Executive Officer of a consulting firm she founded, The Chappell Group, Inc. For 16 years, Ms. Chappell held executive positions at AT&T. Since 1999, Ms. Chappell has served on the Board of Directors of the Handleman Company. She also serves on a number of civic boards, including Brother Rice High School, Citizens Research Council, Detroit Regional Chamber, Airport Authority-Citizen’s Review Council, United Way Tocqueville Committee and Michigan Economic Development Corporation. Ms. Chappell is a former board member of the Karmanos Cancer Institute, Michigan Economic Growth Authority and Hospice of Michigan.	Director since 2004

DR. HENRY T. YANG
Age 68
Dr. Henry T. Yang is the Chancellor at the University of California, Santa Barbara, where he also serves as professor of mechanical engineering. Formerly the Dean of Engineering and Neil Armstrong Distinguished Professor in Aerospace Engineering at Purdue University, Dr. Yang is a nationally recognized expert in automotive and aerospace engineering. He holds a Ph.D. degree in engineering from Cornell University as well as four honorary doctorates. He is a member of the National Academy of Engineering. He is an active member of the Executive Committee of the American Association of Universities, the Steering Committee of the Association of Pacific Rim Universities and the Board of Trustees of University Research Association.	Director since 2004

Class I — Directors to hold office until 2011 Annual Meeting of Stockholders

RICHARD E. DAUCH
Age 66
Richard E. Dauch is Co-Founder, Chairman of the Board & Chief Executive Officer of AAM, and is also Chairman of the Executive Committee of the Board. He has been Chief Executive Officer and a member of the Board since AAM began operations in March 1994. In October 1997, he was named Chairman of the Board of Directors. He was also President of AAM from March 1994 through December 2000. Prior to March 1994, he spent 12 years at Chrysler Corporation, where he established the just-in-time materials management system and the three-shift manufacturing vehicle assembly process. He is a retired officer from the Chrysler Corporation. Mr. Dauch’s last position at Chrysler, in 1991, was Executive Vice President of Worldwide Manufacturing. Mr. Dauch also served as Group Vice President of Volkswagen of America, where he established the manufacturing facilities and organization for the successful launch of the first major automotive transplant in the United States. Mr. Dauch has more than 44 years of experience in the automotive industry. Mr. Dauch was the 2006 recipient of the Shien-Ming Wu Foundation Manufacturing Leadership Award. In 2005, he received the CEO Legend Award from Automation Alley. In 2003, he received the Harvard Business School of Michigan Business Statesman Award, the Ernst & Young Entrepreneur of the Year Award, and the Northwood University Outstanding Business Leader Award. In 1999, he was named the Michiganian of the Year by The Detroit News and he was named the 1997 Manufacturer of the Year by the Michigan Manufacturers’ Association. In 1996, he was named Worldwide Automotive Industry Leader of the Year by the Automotive Hall of Fame. Mr. Dauch currently serves on the board of directors of the National Association of Manufacturers (N.A.M.), where he previously served as Chairman. He has lectured extensively on the subject of manufacturing and authored the book, Passion for Manufacturing, which is distributed in colleges and universities globally and in several languages.	Director since 1994

WILLIAM P. MILLER II
Age 53
Mr. Miller is the Deputy Director of Investments and has been employed by the Ohio Public Employees Retirement System since August 2005. Previously, he served as Senior Risk Manager for the Abu Dhabi Investment Authority from April 2003. Mr. Miller was a risk management advisor for the Rockefeller Foundation, a non-profit foundation, and an advisor to Africa Global from June 2002 to April 2003. From September 1996 to May 2002, he served as Senior Vice President and Independent Risk Oversight Officer for Commonfund Group, an investment management firm for educational institutions. Mr. Miller previously served as Director, Trading Operations and Asset Mix Management with General Motors Investment Management Corp. and as a Financial Analyst with the U.S. Department of Transportation.	Director since 2005

Mr. Miller is a director of the Chicago Mercantile Exchange and is a member of the Public Company Accounting Oversight Board’s Standing Advisory Group. Previously, Mr. Miller was a member of the Financial Accounting Standards Board’s User Advisory Council and a director of the Dubai International Financial Exchange. Mr. Miller is a Chartered Financial Analyst and member of the Institute of Chartered Financial Analysts.

LARRY K. SWITZER
Age 65
Larry K. Switzer retired as Chief Executive Officer of DANKA PLC, London, England, a global independent distributor of office equipment, in 2000. From 1994 to 1998, Mr. Switzer was Senior Executive Vice President and Chief Financial Officer of Fruit of the Loom, Inc. Previously, he served as Executive Vice President and Chief Financial Officer for Alco Standard Corporation and, from 1989 to 1992, Senior Vice President and Chief Financial Officer for S.C. Johnson & Son, Inc. Mr. Switzer has also held senior executive positions at Bendix Corp., White Motor Corp. and Gencorp.	Director since 2005

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that meet or exceed the requirements of the NYSE listing standards. AAM’s Corporate Governance Guidelines are available on our website at http://www.aam.com/investors/corporategovernance.

Board Structure and Self-Evaluation

The Board is divided into three classes. Directors serve for staggered three-year terms. In January 2009, the size of the Board was increased from nine to ten members. As a result, Class I consists of four positions and Class II and Class III each consist of three positions. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company. The Board and the Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and the Technology Committee each conduct an annual self-evaluation in order to monitor and continuously improve the effectiveness of the Board and its committees.

Director Independence

AAM’s Corporate Governance Guidelines provide that at least a majority of the members of the Board and each member of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee meet the independence criteria of the NYSE listing standards. In addition, the Board has established Director Independence Guidelines to assist in determining the independence of our directors. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination. The Director Independence Guidelines are included in AAM’s Corporate Governance Guidelines, which are available on our website at http://www.aam.com/investors/corporategovernance.

Based on the independence criteria of the NYSE listing standards and our Director Independence Guidelines, the Board affirmatively determined that each of the following directors and nominees are independent: Salvatore J. Bonanno, Sr., Elizabeth A. (Beth) Chappell, Forest J. Farmer, Richard C. Lappin, William P. Miller II, Larry K. Switzer, Thomas K. Walker and Dr. Henry T. Yang. Richard E. Dauch, Co-Founder, Chairman of the Board & CEO, and David C. Dauch, President & COO, are not independent due to their employment with AAM. Mr. D.C. Dauch is the son of Mr. R.E. Dauch.

Of the eight directors and nominees who qualify as independent, one director and one nominee each has a relationship that the Board found to be immaterial under the independence standards. Each has a relationship with an entity that was reviewed by the Board under the independence standards covering payments for properties or services exceeding the greater of $1 million or two percent of the annual consolidated gross revenues of the outside entity. The director is an officer of a non-profit organization that received sponsorship fees from AAM that were significantly less than these amounts. The nominee has a minority interest in a supplier that receives annual payments from AAM that also were significantly less than the amounts set forth in the independence standards. The Board determined that each of the relationships was immaterial and does not impair the director’s or nominee’s independence.

Executive Sessions of Non-Management and Independent Directors

Non-management directors, all of whom are independent, meet in executive session without AAM management present at the end of each scheduled Board meeting. Thomas K. Walker, an independent director, has been selected by the Board to preside at each executive session.

Stockholder Communication with the Board

Stockholders or other interested parties may communicate with the Board through the Secretary of AAM by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by e-mail at AAMBoardofDirectors@aam.com.

The Board has instructed the Secretary to review all such communications and to exercise his discretion not to forward correspondence to the Board that is inappropriate, such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any communication received by the Secretary.

Code of Business Conduct

AAM has adopted a Code of Business Conduct that is designed to assist all AAM associates, executive officers and members of the Board in conducting AAM’s business with the highest standards of ethics and integrity. AAM has also adopted a Code of Ethics for our CEO, CAO, CFO and other Senior Financial Officers. The Board annually reviews the Code of Business Conduct and updates the Code as appropriate. AAM’s Code of Business Conduct and Code of Ethics for our CEO, CAO, CFO and other Senior Financial Officers are available on our website at http://www.aam.com/investors/corporategovernance. A written copy also may be obtained by any stockholder without charge upon request to the AAM Investor Relations Department.

Related Person Transactions Policy

The Board adopted a policy and procedure for the review, approval and ratification of transactions involving AAM and “related persons” as defined in the policy. This policy supplements AAM’s other conflict of interest policies as set forth in AAM’s Code of Business Conduct. The Board has delegated to the Audit Committee the responsibility for reviewing, approving and ratifying all related person transactions in accordance with the policy.

Transactions covered by the policy include any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which:

•	AAM is or is expected to be a participant;
•	the amount involved exceeds $100,000; and
•	a related person has or will have a direct or indirect material interest.

A transaction between AAM and a related person is not subject to this policy if the transaction:

•	is available to all employees generally;
•	involves less than $5,000 when aggregated with all similar transactions; or
•	involves compensation of an executive officer that is approved by the Compensation Committee.

A related person includes directors and executive officers and their immediate family members, stockholders owning more than five percent of the Company’s outstanding common stock as of the last completed fiscal year, and any entity owned or controlled by any one of these persons.

A related person transaction will be permitted only if the transaction is approved by the Audit Committee and is on terms comparable to those available to unrelated third parties. Any related person transaction involving a member of the Audit Committee must be presented to disinterested members of the full Board for review.

In considering a transaction, the Audit Committee and/or the Board may consider the following factors, as applicable:

•	the Company’s business reasons for entering into the transaction;
•	the alternatives to entering into a related person transaction;

•	the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflict;
•	the extent of the related person’s interest in the transaction; and
•	the transaction is in the best interests of AAM.

Every director and executive officer is required to report any existing or contemplated related person transaction to AAM’s Vice President, Chief Administrative Officer & Secretary. In addition, AAM’s directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. As of the date of this Proxy Statement, no existing or contemplated related person transaction has been brought to the attention of the Secretary, the Audit Committee or the Board.

Board Committee Composition

The Board held four regularly scheduled meetings and one special meeting during 2008. Directors are expected to attend all Board meetings, meetings of the committees on which they serve and stockholder meetings. During 2008, all directors attended 100 percent of the meetings of the Board and the committees on which they served, with the exception of one director who attended 85 percent of the Board and committee meetings. All directors attended the 2008 annual meeting of stockholders. The following table shows the membership of the Board’s committees during 2008 and the number of committee meetings held during 2008.

COMMITTEE MEMBERSHIP IN 2008

Nominating/
Corporate
	Audit	Compensation	Governance	Executive	Technology
Name of Director	Committee	Committee	Committee	Committee	Committee
Richard E. Dauch				Chairman
John A. Casesa(1)		X
Elizabeth A. Chappell		X
Forest J. Farmer		Chairman	X	X
Richard C. Lappin			X		X
William P. Miller II	Chairman				X
Larry K. Switzer	X
Thomas K. Walker	X	X	Chairman	X	X
Dr. Henry T. Yang					Chairman
No. of Meetings in 2008	4	9	4	2	4

(1)	Mr. Casesa resigned from the Board effective February 10, 2009.

Audit Committee

The Audit Committee provides assistance to the Board with respect to: the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors. The Audit Committee operates under a written charter that is available on AAM’s website at http://www.aam.com/investors/corporategovernance.

The Board has determined that all Audit Committee members serving during 2008 are independent and financially literate under applicable NYSE listing standards. Mr. Miller and Mr. Switzer also qualify as audit committee financial experts as defined by SEC rules.

Compensation Committee

The Compensation Committee is responsible for the following:

•	Establishing and reviewing AAM’s compensation philosophy and programs with respect to our executive officers;
•	Approving executive officer compensation with a view to support AAM’s business strategies and objectives;
•	Approving corporate goals and objectives relevant to executive officer compensation and evaluating executive officer performance in light of these criteria, in consultation with the CEO (in the case of our other executive officers) and with input from other independent directors (in the case of the CEO);
•	Recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans and certain other compensation matters;
•	Overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement or in our annual report filed on Form 10-K; and
•	Producing the Compensation Committee Report for inclusion in our annual proxy statement or in our annual report filed on Form 10-K in accordance with applicable regulations.

The Compensation Committee operates under a written charter that is available on our website at http://www.aam.com/investors/corporategovernance. In accordance with our Corporate Governance Guidelines, the Compensation Committee is also responsible for recommending non-employee director compensation and benefits for approval by the Board.

Role of Management in Compensation Decisions

The Compensation Committee is responsible for making compensation decisions relative to executive officers. However, in making its decisions, the Committee seeks and considers input from senior management. Since management has direct involvement with and in-depth knowledge of the business strategy, goals and performance of the Company, certain executive officers play an important role in the executive compensation decision-making process. Senior management participates in the Committee’s activities in the following specific respects:

•	The CEO reports to the Committee with respect to his evaluation of the performance of the Company’s executive officers, including the other named executive officers (NEOs). Together with the President & COO and the Human Resources department head, the CEO makes compensation recommendations for these individuals, including base salary levels and the amount and mix of incentive awards.
•	The CEO, the President & COO, the CFO, and the Human Resources department head develop recommended performance objectives and targets for AAM’s incentive compensation programs. The Human Resources Department also assists the Chairman of the Committee in developing meeting agendas and manages the preparation and distribution of pre-meeting informational materials on the matters to be considered.
•	The CEO, the CFO and the Human Resources department head regularly attend Committee meetings. Management generally does not attend the executive session of the Committee. However, there are times when the Committee requests that certain members of management, including the CEO, the President & COO and the Human Resources department head, be present for all or a portion of an executive session.
•	The CEO, President & COO and the Human Resources department head recommend long-term incentive grants for executive officers, other than the CEO, for approval by the Committee.

Role of Compensation Consultant

In performing its duties, the Compensation Committee retains an independent compensation consultant. In July 2008, the Committee retained the services of Hewitt Associates LLC (Hewitt) to provide independent advice and ongoing recommendations compensation matters related to the CEO, other executive officers and non-employee directors, including:

•	Provide independent input for the Committee’s decision-making with respect to executive compensation;
•	Provide independent input related to non-employee director compensation;
•	Provide market data as a reference for the Committee to consider in evaluating base salaries and incentive compensation for executive officers.

During 2008, Hewitt attended two Compensation Committee meetings. In the course of fulfilling its responsibilities, Hewitt communicates directly with the Chairman prior to Compensation Committee meetings. Hewitt also meets with the management team to gather information, prepare materials, and review proposals to be made to the Compensation Committee. Towers Perrin served as the independent compensation consultant prior to the retention of Hewitt.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s primary responsibilities are to:

•	Identify qualified individuals to serve on the Board and committees;
•	Review our Corporate Governance Guidelines and Code of Business Conduct and recommend changes as appropriate; and
•	Oversee and approve the process for succession planning for the CEO and other executive officers.

The Nominating/Corporate Governance Committee operates under a written charter that is available on our website at http://www.aam.com/investors/corporategovernance.

Selection Process for Director Nominees.  In consultation with the Chairman of the Board, the Nominating/Corporate Governance Committee identifies, evaluates and recommends potential candidates for membership on the Board. The Nominating/Corporate Governance Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of the candidates and considers questions of independence and possible conflicts of interest. Based on the Nominating/Corporate Governance Committee’s evaluation, candidates who meet the Board’s criteria may receive further consideration, which may include interviews with the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee then submits its recommendations for nominees for the Board’s approval.

Before the Board nominates an incumbent director for re-election by our stockholders, the incumbent director may be evaluated by the Nominating/Corporate Governance Committee and/or the Board. This evaluation is based on, among other things, the incumbent director’s meeting attendance record and contributions to the activities of the Board.

The Nominating/Corporate Governance Committee considers recommendations of potential candidates from the current directors of our Board, our CEO and our stockholders. Mr. R.E. Dauch referred current nominee Salvatore J. Bonanno, Sr. for consideration by the Nominating/Corporate Governance Committee and the Board based upon Mr. Bonanno’s knowledge of and experience in the automotive industry.

Director Qualifications.  AAM’s Corporate Governance Guidelines provide the qualifications for Board membership. Candidates for director nominees to the AAM Board are reviewed in consideration of the current composition of the Board, the operating requirements of the Company and the interests of stockholders. Although specific qualifications may vary from time to time, desired qualities and characteristics include:

•	High ethical character and shared values with AAM;
•	Loyalty to AAM and concern for its success and welfare;
•	High-level leadership experience and achievement at a policy-making level in business or in educational or professional activities;
•	Knowledge of issues affecting AAM;
•	The ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge;
•	Willingness to apply sound, independent business judgment;
•	Awareness of a director’s vital role in AAM’s good corporate citizenship and corporate image; and
•	Sufficient time and availability to effectively carry out a director’s duties.

For director candidates recommended by stockholders, the Nominating/Corporate Governance Committee follows the procedures described below in Other Matters, Stockholder Proposals for 2010 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates recommended by stockholders using substantially the same criteria as it uses in evaluating director candidates recommended by our Board members or CEO.

Executive Committee

The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis. Its members are identified in the Committee Membership in 2008 table.

Technology Committee

The Technology Committee oversees and provides advice to AAM regarding AAM’s product, process and systems technology. Its members are identified in the Committee Membership in 2008 table.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

The year 2008 was a challenging and transformational year for AAM. It was a year of unprecedented crisis for the automotive industry, which suffered a severe drop in volumes by the end of 2008. Deteriorating global economic conditions, unstable credit markets, sharply declining consumer confidence and volatile fuel prices, among other things, precipitated a massive restructuring of the U.S. domestic OEMs and many of their suppliers. AAM also experienced a costly and disruptive 87 day strike called by the International UAW at the original U.S. locations during the first half of the year. AAM’s restructuring, resizing and recovery plan was accelerated in 2008 with a permanent and structural transformation of our workforce, plant locations and installed capacity.

Our strong executive leadership is critical to our progress relating to these restructuring efforts and to the continued execution of our operational and strategic objectives in coming years. Our compensation programs for these executives, designed to attract and retain executive talent and leadership, were reviewed and modified during 2008.

In anticipation of AAM’s 1999 Stock Incentive Plan expiration on January 8, 2009, the Company submitted the 2008 American Axle & Manufacturing Long-Term Incentive Plan (the “2008 LTIP”) to shareholders for approval in April 2008. However, the 2008 LTIP did not receive a sufficient number of votes for shareholder approval. As a result, AAM will not have equity available to make compensation-related grants to employees and non-employee directors for the next few years. The lack of an equity compensation program prompted the Compensation Committee to retain an independent compensation consultant in July 2008 to conduct a detailed review of the executive compensation program structure to meet the objectives of our compensation philosophy. Based on a comprehensive market study of executive compensation programs at companies in a peer group approved by the Committee (as described below), the consultant recommended that the Company adopt an externally competitive compensation structure that would include a change to the mix of base salaries, target annual incentive opportunities and long-term incentives for executive officers. The result was the approval, in February 2009, of a redesigned executive compensation program that is more in line with the market recommendations of the consultant.

Separate from this redesigned executive compensation program, AAM implemented a comprehensive restructuring plan to address the business conditions described above. In connection with the plan, the Committee approved a proposal by management to reduce base salaries of executive officers by 10 percent in 2009 and cancel the payment of the annual bonus for fiscal 2009 and 2008 to executive officers, including the named executive officers (NEOs).

Executive Compensation Philosophy and Objectives

The Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Committee believes that the compensation paid to executives should be structured to provide AAM executives with meaningful rewards, while maintaining alignment with stockholder interests, corporate values and management initiatives.

In accordance with this philosophy, the Committee believes that the executive compensation program should consist of a mix of base salary, annual incentive compensation, long-term incentive compensation (that may include equity or cash, as applicable), perquisites and other personal benefits.

As discussed above, the Company retained an independent compensation consultant, Hewitt Associates LLC (Hewitt) in 2008 to conduct a review of the executive compensation program structure. Based on Hewitt’s review, the Committee determined that formally stated target percentile goals should be incorporated into the overall compensation philosophy of the Company. Therefore, in an effort to more closely align the objectives of the philosophy to market competitive practices, the Committee approved stated target percentile goals for each component of pay. The following pay percentile goals will be used as a guide to help set compensation levels for the NEOs, excluding the CEO (whose compensation is determined under his employment agreement, as described below), going forward:

Pay Component	Target Percentile Goal

Base Salary	50th Percentile
Target Annual Incentive	Between 50th and 75th Percentiles
Long-Term Incentives	Between 50th and 75th Percentiles

These percentile goals were established based on the Committee’s objective that base salaries be consistent with average market salaries, which are represented by the 50th percentile. The percentile goals for annual incentives and long-term incentives were set above the average 50th percentile to enable the Company to reward executive performance at a rate slightly above average in order to compete for executive talent. These new pay percentile goals will be implemented over a two-year period beginning in fiscal year 2009.

Compensation Objectives.  The following principles were considered in setting the compensation programs and pay levels for 2008 and 2009 compensation.

•	Compensation and benefit programs should appropriately reflect the size and financial resources of our Company in order to maintain long-term viability. These programs should be increasingly market-based (rather than legacy) to be competitive relative to the compensation paid to similarly situated executives in our peer group.

•	Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth. AAM makes an effort to remain competitive by maintaining industry average pay levels and addressing pay adjustments for individuals under special circumstances.

•	Compensation and benefit programs should reward Company and individual performance. Our programs should strive to deliver competitive compensation for exceptional Company and individual performance as compared to companies in our peer group. As associates progress to higher levels in the Company and assume key leadership positions, a greater portion of their compensation should be linked to Company performance and stockholder returns. Company performance is measured against financial and operational objectives and stockholder return.

•	Compensation and benefit programs should foster the long-term focus required for success in the global automotive industry. We believe that long-term incentive compensation will motivate executive officers to deliver long-term value to our stockholders. Executives at higher levels should have a greater proportion of their compensation tied to longer-term performance because they are in a better position to influence longer-term results.

•	Executive officers should be AAM stockholders. Stock ownership aligns our executive officers’ interests with those of stockholders and reinforces the importance of making sound long-term decisions. AAM’s executive officers are required to maintain a certain level of stock ownership based on their position. The Company modified its stock ownership requirements in 2008 from a multiple of base salary to a set number of shares. This requirement is more predictable and is not subject to market fluctuations.

•	The objectives of rewarding performance and retention should be balanced. In periods of temporary downturns in Company performance, particularly when driven by industry events or customer decisions, our compensation programs should continue to ensure that high-achieving, marketable executives remain motivated and committed to AAM. This principle is essential to our effort to encourage our strongest leaders to remain with AAM for long and productive careers.

•	Compensation and benefit programs should be fair in consideration of each executive’s level of responsibility and contribution to AAM. While the overall structure of compensation and benefit programs should be broadly similar across the Company, individual pay levels and benefit packages will necessarily reflect differences in job responsibilities, geography and marketplace considerations.

Market Analysis and Benchmarking

In July 2008, AAM, along with its compensation consultant, Hewitt, updated the peer group on which market analysis and benchmarking was conducted. To help assess the competitive levels of pay and to provide data for 2009 pay decisions, Hewitt identified an updated peer group of 38 broad industrial manufacturing companies, including 10 automotive suppliers, from Hewitt’s 2008 Total Compensation Measurementtm (TCMtm) database, for consideration by the Committee. The peer group was selected to be representative of a broad industrial sector in which AAM competes for executive talent. The criteria used to assess the market and to select the updated peer group included:

•	Operating/Industry Competitors — Companies with which we compete with for the sale of products and services;
•	Labor Market Competitors — Companies with which we compete for executive talent;
•	Competitors for Capital — Companies with which we compete for investment dollars and against which investment performance is evaluated; and
•	Revenue Size — Companies with revenues within a “relevant size range.”

The following companies met some or all of these criteria and were approved by the Committee for 2009 pay decisions:

A. O. Smith Corporation*	Joy Global Inc. [x]
Arvin Meritor, Inc.*	Kennametal Inc. *
Ball Corporation*	Lear Corporation *
BorgWarner Inc. [x]	Navistar International *
Brady Corporation*	Owens-Illinois, Inc. *
Cameron International Corporation*	PACCAR Inc. [x]
Cummins Inc. [x]	Polaris Industries Inc. [x]
Dana Corporation [x]	Rockwell Automation *
Donaldson Company, Inc.*	Sauer-Danfoss Inc. [x]
Dover Corporation [x]	Sonoco Products Company *
Eaton Corporation [x]	Terex Corporation [x]
Federal Signal Corporation [x]	Thomas & Betts Corporation *
Federal-Mogul Corporation [x]	The Timken Company *
Fleetwood Enterprises, Inc.*	Trinity Industries, Inc. *
Flowserve Corporation*	TRW Automotive [x]
FMC Technologies [x]	USG Corporation *
Genuine Parts Company [x]	Valmont Industries, Inc. *
Harley-Davidson Motor Company*	Visteon Corporation *
Ingersoll-Rand Company [x]	Woodward Governor Company [x]

*	Included in both the 2008 peer group and the 2009 peer group.

x	Added to the 2009 peer group but not in the 2008 peer group.

In July 2007, with input from management, Towers Perrin identified a comparison group of 35 broad industrial manufacturing companies, including seven automotive suppliers, from Tower Perrin’s 2007 Executive Compensation Database, for consideration by the Committee. The comparison group was selected to be representative of a broad industrial sector in which AAM competes for executive talent. The following companies were included in the peer group for 2008 pay decisions:

A.O. Smith Corporation	MeadWestvaco Corporation ✓
ArvinMeritor, Inc.	Monaco Coach Corporation ✓
Ball Corporation	MSC Industrial Direct Co., Inc. ✓
Brady Corporation	Navistar International Corporation
Cameron International Corporation	Owens-Illinois, Inc.
Cooper Tire & Rubber Company ✓	Rockwell Automation, Inc.
Donaldson Company, Inc.	Sonoco Products Company
Dresser-Rand Group Inc. ✓	Steelcase Inc. ✓
Fleetwood Enterprises, Inc.	Thomas & Betts Corporation
Flowserve Corporation	The Timken Company
Harley-Davidson, Inc.	The Toro Company ✓
Harsco Corporation ✓	Trinity Industries, Inc.
Hayes Lemmerz International, Inc. ✓	USG Corporation
HNI Corporation ✓	Valmont Industries, Inc.
IDEX Corporation ✓	Visteon Corporation
Johnson Controls, Inc. ✓	W.W. Grainger, Inc. ✓
Kennametal Inc.	Whirlpool Corporation ✓
Lear Corporation

✓ Included in the 2008 peer group but not in the 2009 peer group.

Tally Sheets

In October 2008 and October 2007, the Committee reviewed compensation tally sheets for each executive officer, including the NEOs. The tally sheets, which are prepared by management, provide a summary of the current amounts of each component of pay, including a historical review of prior long-term incentive grants. The tally sheets also provide a summary of the potential payouts and benefits upon various termination events. The elements and calculations reviewed are substantially similar to the information provided for each named executive officer in Potential Payments Upon Termination or Change in Control below. The Committee did not change the NEOs’ compensation based on its review of this information and continues to believe that the amounts payable in the event of a change in control are appropriate.

The Committee expects to review updated tally sheets on an annual basis.

Elements of the AAM Compensation Program

Overview and Analysis

The primary components of AAM’s executive compensation program are base salary, annual incentives, long-term incentives (collectively, “direct compensation”), and benefits and perquisites. The Committee reviews competitive market data compiled by the compensation consultant when making compensation-related decisions.

Based on the new pay percentile goals and to more closely align the pay programs with a market-based competitive level, the Committee approved a new compensation pay structure in February 2009. This new structure sets forth the base salary, annual incentive and long-term incentive opportunities for executive officers, excluding the CEO. For each executive, the target annual incentive and long-term incentive opportunity will be stated as a percentage of base salary, with the potential for payouts above or below target level. No payment will be made if performance is below a stated threshold level.

For 2008, data compiled by Towers Perrin was used to set pay levels for executive officers. In setting pay levels, there was no particular target proportion among the components or between equity and nonequity awards. However, a significant portion of direct compensation was performance-based and therefore at risk. Performance-based awards, whether in the form of equity or cash, were tied to achievement of goals that are intended to enhance shareholder value.

The discussion below of the elements of compensation applies to the NEOs, other than Mr. R. E. Dauch, our CEO. Mr. R. E. Dauch’s compensation is discussed separately in Compensation of Chief Executive Officer below.

Components of Compensation Program

Base Salary.  In February 2009, in connection with AAM’s comprehensive restructuring plan, the Committee approved a management proposal resulting in a 10 percent reduction in the NEO’s base salary from the peer group data base salary levels established by the Committee. As indicated above, for 2009, the Committee based its salary determinations for the NEOs by reference to the 50th percentile of our peer group. The NEO base salaries were also based on the recommendation of the CEO and President & COO. Those recommendations were based on experience, time in position, professional development, contribution to the Company, individual performance and other factors. The following base salaries, reflecting the 10 percent salary reduction, were approved by the Committee for 2009:

2009 Base Salary

Richard. E. Dauch	$1,481,040
Michael K. Simonte	$337,500
Yogendra N. Rahangdale	$387,000
David. C. Dauch	$414,000
Patrick S. Lancaster	$315,000

In February 2009, in support of AAM’s restructuring plan, the Committee suspended the merit program for executive officers.

Under the merit program, the Committee reviews and adjusts executive officers’ base salaries in conjunction with the annual review process, changes in responsibilities, and changes in competitive market trends. Salary increases for executive officers are included in the budget for the annual merit program for all U.S. salaried associates. The Committee establishes an average merit percentage for base salary in the fourth quarter of each year to pay merit salary increases for U.S. salaried associates in the following year. In determining the average merit percentage for the upcoming year, the Committee considers compensation surveys by recognized independent consultants and professional organizations that project salary budget increases for salaried employees at comparable companies, including members of AAM’s peer group. The average merit percentage serves as a framework for determining the individual base salary adjustment for the relevant year.

As previously disclosed, in June 2008, the Committee approved the 2008 base salary increases for executive officers. Specifically, the Committee approved increases in the annual base salaries for Mr. Simonte, Mr. Rahangdale and Mr. Lancaster ranging from 4 to 6 percent, based on the recommendation of Mr. R. E. Dauch. The increases spanned the upper half of the range established by AAM’s merit program. The Committee approved a 15 percent increase in Mr. D. C. Dauch’s base salary, in consideration of his promotion to President & COO and the greater duties and responsibilities associated with his new position.

Annual Incentive Compensation.  Annual incentive compensation is designed to align executive officer pay with AAM’s annual performance, measured by our achievement of financial targets established under AAM’s Incentive Compensation Plan for Executive Officers. Cash incentive awards are permitted to the extent the Company meets or exceeds performance goals set annually by the Committee. Individual awards may be adjusted by the Committee, based on the CEO’s recommendation and other factors described in the plan.

AAM’s executive officers agreed to forego bonuses under the annual cash incentive plan for 2009. For future years, the amount of the target level opportunity for each executive officer has been adjusted based on the new compensation structure. The annual target opportunity for the NEOs has been reduced to be more aligned with the new pay percentile goals.

The following table summarizes the approved target annual bonus opportunities for the NEOs beginning in 2010 (stated as a percentage of base salary):

		Annual Bonus
		Opportunity (New
	Prior Annual Bonus	Compensation
	Opportunity	Structure)

Richard E. Dauch	300%	300	% (per contract)
Michael K. Simonte	100%	80%
Yogendra N. Rahangdale	100%	90%
David C. Dauch	100%	90%
Patrick S. Lancaster	100%	80%

2008 Awards.  In support of AAM’s restructuring plan, the Committee cancelled the payment of the 2008 annual bonus to executive officers, including the NEOs. The threshold, target and maximum levels of performance set by the Committee for the 2008 performance period are shown in the following table:

	Net Income as a				Net Operating
	Percentage of Sales		ROIC		Cash Flow
	Performance	Payout	Performance	Payout	Performance	Payout

Threshold	1%	30%	4%	30%	$76 million	50%
Target	3%	100%	9%	100%	$152 million	100%
Maximum	>3%	>100%	>9%	>100%	$182 million	120%

Apart from the Committee’s decision to pay no bonuses for 2008, bonuses were not earned for 2008 under the performance factors described above.

2007 Awards.  The Committee postponed consideration of the 2007 annual bonus payments for executive officers until the conclusion of negotiations with the UAW. Taking into account the successful resolution of AAM’s negotiations with the UAW, the executives’ individual contributions, and the recommendations of the CEO, the Committee approved annual bonus payments to Mr. Simonte, Mr. Rahangdale, Mr. D.C. Dauch and Mr. Lancaster, ranging from 140 to 155 percent of the annual bonus payments that would have been paid if calculated solely based on financial performance. Based solely on the Company’s financial performance in 2007, annual bonus payments to the NEOs would have been 104 percent of target. The annual bonus payments were paid in June 2008.

Long-Term Incentives.  Long-term incentive compensation at AAM is designed to:

•	Align executive officer and stockholder interests;
•	Reward achievement of long-term performance goals; and
•	Provide incentives for executive retention.

The Committee approved changes to the long-term incentive program for executive officers beginning in 2009 that impact both (1) the level of opportunity to be provided and (2) the types of vehicles to be used. This new long-term incentive approach was approved by the Committee in October 2008. In developing this new program, a number of factors were considered including the following:

•	The expiration of the 1999 Stock Incentive Plan on January 8, 2009;
•	The lack of a replacement long-term equity incentive plan;
•	The existing employment agreement with the CEO;
•	The newly approved compensation structure; and
•	Retention of key executive talent.

Timing of Equity Grants.  AAM makes grants to its executive officers and other executives on an annual basis, subject to the approval of the Committee. Generally, grants are made in the first quarter of each year to coincide with the communication to executive officers of their annual cash incentive awards for the previous year’s performance.

AAM does not and has never permitted backdating, spring loading or other timing of option grants with the release of material, non-public information.

2009 Cash-Based Long-Term Incentive Plan.  In February 2009, the Committee approved a cash-based long-term incentive program, the AAM 2009 Long-Term Incentive Plan (AAM LTIP), which will provide the entire long-term incentive opportunity for executive officers in 2009. Initial grants were made in March 2009, and are anticipated to be made annually thereafter. Under the AAM LTIP, each participant received a target award value, stated as a dollar amount, based on a percentage of base salary. Award payouts can range from 0 percent to 200 percent of the target value based on the level of performance over the three-year period from January 1, 2009 through December 31, 2011.

2009 Awards.  The following table summarizes the target award values granted to the NEOs in March 2009:

Target Award
Amount

Richard E. Dauch	n/a
Michael K. Simonte	$506,250
Yogendra N. Rahangdale	$870,750
David C. Dauch	$931,500
Patrick S. Lancaster	$472,500

Financial Measures.  For 2009 grants under the AAM LTIP, the actual cash payouts will be determined based on the level of performance against two performance metrics approved by the Committee. One-half of the target award amount will be earned based on the cumulative amount of earnings before interest, taxes, depreciation and amortization (EBITDA) over the three-year performance period. In calculating this award, the plan gives the Committee discretion to exclude certain special items from EBITDA. The remaining one-half of the target award amount will be earned based on a total shareholder return (TSR) measure that compares the Company’s TSR over the three-year performance period relative to the TSR of AAM’s competitor peer group as shown in AAM’s 2008 annual report. Share price appreciation and dividends paid will be measured over the performance period to determine TSR. The following tables illustrate the threshold, target and maximum performance levels for determining award payouts for each performance measure.

EBITDA Performance Measure

		Percent of
	3-Year Cumulative	Target Award
Performance Level	EBITDA	Opportunity Earned

Threshold	8%	25%
Target	12%	100%
Maximum	15%	200%

TSR Performance Measure

		Percent of
	Company’s TSR	Target Award
	Percentile	Opportunity
Performance Level	Rank	Earned

Threshold	35th	50%
Target	50th	100%
Maximum	75th	200%

2008 Equity Awards under Prior Incentive Plan.  Under the long-term incentive grant program in effect for 2008, executive officers received equity awards with a total award value established by the Committee. In determining these awards, the Committee considered, among other things, recommendations of the CEO, level of responsibility and performance of each executive officer, market practices and trends, and the shares available under our Stock Incentive Plan.

The annual target award value for Mr. Simonte, Mr. D. C. Dauch and Mr. Lancaster was 150 percent of each NEO’s 2007 base salary. The annual target award value for Mr. Rahangdale was 300 percent of his 2007 base salary (consistent with the value of long-term incentive awards granted to him in prior years). In June 2008, following the ratification of new labor agreements with the UAW, the Committee awarded long-term incentives with a total award value, determined as a percentage of base salary, as follows:

		Percentage
	Total	of Base
	Award Value	Salary

Michael K. Simonte	$415,300	154%
Yogendra N. Rahangdale	$1,081,020	300%
David C. Dauch	$501,460	152%
Patrick S. Lancaster	$399,710	155%

Executive officers received a combination of restricted stock, performance awards and stock options with a total award value established prior to the time of grant as described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table. Executives age 60 and over at the time of grant received, in lieu of a grant of performance awards, an equivalent value in restricted stock.

The Committee awarded the NEOs their total award values as follows:

•	Mr. Simonte and Mr. D. C. Dauch each received approximately 25 percent of the total award value in the form of stock options, 25% in cash performance awards, and 50 percent in restricted stock.
•	Mr. Rahangdale and Mr. Lancaster each received approximately 25 percent of the total award value in the form of stock options and 75 percent in restricted stock.

Other Compensation Components

Benefits.  Our executive officers participate in the full range of benefits and retirement plans provided to U.S. salaried associates. A group of approximately 50 senior executives, including executive officers, also receive supplemental life, supplemental disability, umbrella liability, and travel accident insurance benefits.

Executive officers are eligible to participate in AAM’s qualified and nonqualified defined benefit pension plans and defined contribution plan. They are also eligible to participate in a nonqualified deferred compensation plan that permits deferrals of a portion of base salary and/or annual cash incentive compensation on a pretax basis. These plans are described in the Pension Benefits and Nonqualified Deferred Compensation sections below.

Perquisites.  AAM provides a limited number of perquisites for senior executives, including executive officers, which are described in the footnotes to the Summary Compensation Table. The most significant perquisite provided is the use of a Company-provided vehicle that has substantial AAM content. This perquisite is common among automotive suppliers. AAM has never owned a corporate aircraft and does not provide leased aircrafts for personal use. AAM does not pay for country club memberships.

Compensation of Chief Executive Officer

Mr. R. E. Dauch’s compensation is governed by an employment agreement that is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Table below. The CEO’s compensation arrangements are structured in consideration of the breadth of responsibilities for the entire Company, his experience in the automotive industry and his leadership and service to AAM since he co-founded the Company in 1994.

Similar to AAM’s other executive officers, the primary elements of the CEO’s compensation are: (1) base salary; (2) annual cash bonus; (3) long-term equity-based incentives; and (4) benefits and perquisites.

Base Salary.  Base salary is determined by the Committee as part of the annual compensation review process. Annual adjustments to base salary are made at the discretion of the Committee in consideration of Company performance and Mr. R. E. Dauch’s achievements as CEO. The specific factors considered may differ from year to year.

In February 2009, in connection with AAM’s comprehensive restructuring plan, the Committee approved a management proposal resulting in a 10 percent reduction in the CEO’s base salary for 2009. In recognition of Mr. R. E. Dauch’s unique role and the value of the services he provides to AAM, the Committee approved an increase in his 2008 salary of 10 percent. Base salary for 2008, 2007 and 2006 is shown in the Summary Compensation Table.

Annual Cash Bonus.  Mr. R. E. Dauch is eligible for an annual cash bonus as described in his employment agreement. See Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table below. The annual cash bonus is based on the Committee’s assessment of Company performance as compared to that of the competitor peer group. Under his employment agreement, Mr. R. E. Dauch is entitled to receive an annual bonus payment in the amount of three times his annual salary if AAM outperforms its competitor peer group by greater than the historical amount. The Committee may use discretion and consider other factors. which may differ from year to year, in determining Mr. R. E. Dauch’s annual cash award.

2009 and 2008 Annual Bonus.  The CEO agreed to forego bonuses for 2009 and 2008 in support of the Company’s restructuring plan.

2007 Annual Bonus.  Taking into account AAM’s financial performance in 2007, the structural transformation achieved under our new labor agreements with the UAW, and Mr. R. E. Dauch’s leadership role in these negotiations, in June 2008, the Committee approved a cash bonus for

Mr. R. E. Dauch of $8,500,000. The annual cash bonus earned in 2007 and 2006 is shown in the Summary Compensation Table.

Long-term Incentives.  Mr. R. E. Dauch’s employment agreement was amended in January 2008 to change the form of his annual equity award from stock options to a mix of stock options and restricted stock. Mr. R. E. Dauch is entitled to receive an annual award of 150,000 stock options and an award of restricted shares of equivalent value. The terms of these awards are described in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.

Under his employment agreement, Mr. R. E. Dauch was granted 150,000 stock options and 59,638 shares of restricted stock in January 2009. This represents the long-term incentive award for Mr. R. E. Dauch for 2009.

Mr. R. E. Dauch was awarded 150,000 stock options and 59,192 shares of restricted stock at the conclusion of the UAW negotiations in June 2008. The number of shares awarded as restricted stock was calculated based on the average stock price for the 30-day period ending on February 20, 2008, the period that would have been used had the awards been made in March 2008. The awards vest over a period of approximately three years ending on March 14, 2011.

Benefits and Perquisites.  Mr. R. E. Dauch participates in the same benefit programs provided for other executive officers. In addition, under his employment agreement, AAM provides Mr. R. E. Dauch with the use of an additional Company vehicle and reimburses him for premiums under a $5,000,000 life insurance policy. The Company will also provide postretirement health care benefits upon expiration of his employment agreement. Perquisites provided to the CEO in 2008, 2007 and 2006 are reported in the Summary Compensation Table.

Management’s Stock Ownership Requirements

The Committee established stock ownership requirements for executive officers in October 2004. These stock ownership requirements were determined as a multiple of each executive officer’s base salary and the market value of AAM’s common stock. The expiration of the 1999 Stock Plan will prohibit future grants of equity to executives for the next few years. To address this issue, the Committee suspended these stock ownership requirements and replaced them with the following provisional stock ownership policy based on a set number of shares effective in October 2008.

Fixed Share Requirement for Executive Officers

Position	No. of Shares

Chief Executive Officer	350,000
President & COO, Vice Chairman & CTO	50,000
Executive Vice President and Group Vice President	25,000
Vice President	15,000

The provisional stock ownership requirements must be attained within five years from the effective date or, for newly appointed executive officers, within five years of such appointment. All of the NEOs currently meet or exceed these requirements.

Federal Income Tax Considerations

Deductibility of Executive Compensation.  In general, the compensation awarded to the NEOs will be taxable to the executive and will give rise to a corresponding corporate deduction at the time the compensation is paid. Section 162(m) of the Internal Revenue Code (Code) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the CEO or to any of the other NEOs other than the CFO. The portion of the compensation in excess $1 million that we paid to our CEO in 2008 was not deductible for federal income tax purposes. Section 162(m) did not affect our ability to take a tax deduction for compensation paid to any of our other NEOs in 2008.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company’s compensation programs. The Committee believes that achieving the compensation objectives set forth above is more important than the benefit of tax deductibility. The Company reserves the right to maintain flexibility in how executive officers are compensated, which may result in limiting the deductibility of amounts of compensation from time to time.

Section 280G.  Under continuity agreements with NEOs, discussed below, they are entitled to a gross-up payment for excise tax resulting from a change in control under Section 4999 of the Code. This is to ensure that the NEO receives the same net after-tax payment that he would have received had no excise tax been imposed, subject to certain limitations. If an NEO’s change-in-control benefits exceed the safe harbor amount (i.e., three times the historical five-year Form W-2 average) by greater than 10 percent, he will be entitled to a gross-up payment for the additional excise tax. If, however, the change-in-control benefits are less than or equal to 10 percent of the safe harbor amount, then the named executive officer’s benefit will be reduced until the sum of the payments equals the maximum amount that may be paid to him without the imposition of the excise tax.

Change-in-Control Payments and Benefits

Primarily as a protection for senior management, and in order that they may remain focused on the management of the Company’s business in the event of a pending change in control, the Company has entered into continuity agreements with each of the executive officers, including the NEOs. These continuity agreements are described in Potential Payments Upon Termination or Change in Control below. Generally, the agreements provide enhanced severance benefits for executives if their employment is terminated under specific circumstances following a change in control. Additionally, stock options and other equity awards granted to the executive officers vest upon the occurrence of a change in control, further aligning the executive officers with shareholders.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Forest J. Farmer, Chairman
Elizabeth A. Chappell
Thomas K. Walker

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our named executive officers (Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer, Michael K. Simonte, Group Vice President — Finance & Chief Financial Officer, Yogendra N. Rahangdale, Vice Chairman & Chief Technology Officer, David C. Dauch, President & Chief Operating Officer and Patrick S. Lancaster, Vice President, Chief Administrative Officer & Secretary) for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

						Change in
						Pension Value
						and
						Nonqualified
						Deferred	All Other
				Stock	Options	Compensation	Compen-
Name and		Salary	Bonus(2)	Awards(3)(5)	Awards(4)	Earnings(6)	sation(7)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Richard E. Dauch(1)
Co-Founder, Chairman	2008	1,620,667	—	196,696	73,938	3,081,360	105,673	5,078,334
& Chief Executive	2007	1,473,336	8,500,000	5,597,764	2,401,038	608,372	94,684	18,675,194
Officer	2006	1,344,164	3,900,000	2,566,059	210,979	1,209,400	85,640	9,316,242

Michael K. Simonte
Group Vice President —	2008	271,125	—	20,325	61,028	59,884	44,235	456,597
Finance & Chief Financial	2007	242,862	435,000	93,069	47,138	88,404	39,768	946,241
Officer	2006	230,000	125,000	70,609	14,065	14,280	25,028	478,982

Yogendra N. Rahangdale
Vice Chairman	2008	361,800	—	133,336	239,286	194,156	14,756	943,334
& Chief Technology	2007	327,687	525,000	315,015	192,103	213,563	14,966	1,588,334
Officer	2006	313,101	165,000	167,862	59,074	116,917	13,742	835,696

David C. Dauch
President &	2008	358,875	—	36,094	82,520	96,222	21,460	595,171
Chief Operating Officer	2007	292,047	525,000	119,653	64,832	195,198	80,797	1,277,527
	2006	277,749	150,000	91,499	21,098	14,444	40,187	594,977

Patrick S. Lancaster
Vice President, Chief	2008	268,896	—	53,493	60,703	145,474	33,979	562,545
Administrative Officer	2007	258,600	378,000	95,698	47,446	222,013	31,874	1,033,631
& Secretary

(1)	Mr. R. E. Dauch’s compensation is based solely on his role as an executive officer. He received no additional compensation for serving as a director.

(2)	No bonuses were paid to the NEOs for 2008.

(3)	Reflects the amounts recognized in accordance with Statement of Financial Accounting Standards No. 123 (restated December 2004), Share-Based Payment (SFAS 123R), disregarding estimated forfeitures, for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 for PARS, RSUs and Restricted Stock granted in and prior to 2008, 2007 and 2006, respectively. For PARS and Restricted Stock, the amounts recognized are based on the grant date fair value, calculated using the closing market price of AAM common stock on the date of grant. For RSUs, the amounts recognized are based on the fair value, calculated using the closing market price of AAM common stock, on December 31, 2008, 2007 and 2006, respectively.

(4)	Reflects the amounts recognized in accordance with SFAS 123R, disregarding estimated forfeitures, for the fiscal years ended December 31, 2008, 2007 and 2006 for stock options granted in and prior to 2008, 2007 and in 2006, respectively. The amounts recognized are based on the grant date fair value, calculated using the Black-Scholes option pricing model. Assumptions used in the calculation of these amounts are shown in Note 9, Stock-Based Compensation, to our audited consolidated financial statements included in our 2008 Annual Report on Form 10-K filed with the SEC on March 13, 2009.

(5)	For Mr. R.E. Dauch 2007 includes $3,627,945 for PARS and RSU awards and $1,989,538 for stock option awards recognized on his attaining normal retirement age, in accordance with SFAS 123R, due to retirement vesting provisions of the awards.

(6)	This column reflects the annualized increase in pension value under the Salaried Retirement Program and the Supplemental Executive Retirement Program (SERP). There are no above-market or preferential earnings on compensation deferred under our Executive Deferred Compensation Plan.

(7)	Includes, for 2008, employer contributions under the Salaried Savings Plan, our tax-qualified defined contribution retirement plan; executive life insurance premiums; and personal umbrella liability insurance premiums. Also includes meals provided during business hours and personal use of Company-provided vehicles for Mr. R.E. Dauch, Mr. Simonte and Mr. Lancaster, and executive physical examinations for Mr. R.E. Dauch and Mr. Lancaster. Employer contributions under the Company’s 401(k) Plan consisted of matching contributions of $10,146 for Mr. R.E. Dauch and Mr. Lancaster; $11,104 for Mr. Simonte; $8,135 for Mr. Rahangdale and $7,750 for Mr. D.C. Dauch; retirement contributions of $11,500 for Mr. D.C. Dauch and $9,488 for Mr. Simonte. The total for Mr. R.E. Dauch includes $67,775 for executive life insurance premiums.

GRANTS OF PLAN-BASED AWARDS

Long-term incentive awards granted in 2008 to the named executive officers are shown in the following table. The long-term incentive compensation programs are described in Compensation Discussion and Analysis and following the table below.

						All Other
						Option Awards:
		Estimated Future Payouts Under			All Other Stock	Number of	Exercise or	Grant Date
		Non-Equity Incentive Plan Awards(1)			Awards: Number of	Securities	Base Price of	Fair Value of
					Shares of Stock or	Underlying	Option Awards	Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	($/Sh)(2)	Option Awards($)(3)
Richard E. Dauch	6/25/2008 6/25/2008				59,192	150,000	$10.08	596,655 400,500

Michael K. Simonte	6/25/2008	52,500	105,000	210,000				—
	6/25/2008				10,000			100,800
	6/25/2008					12,500	$10.08	33,375

Yogendra N. Rahangdale	6/25/2008 6/25/2008				39,000	33,000	$10.08	393,120 88,110

David C. Dauch	6/25/2008	62,500	125,000	250,000				—
	6/25/2008				12,000			120,960
	6/25/2008					15,500	$10.08	41,385

Patrick S. Lancaster	6/25/2008 6/25/2008				14,500	12,000	$10.08	146,160 32,040

(1)	Performance awards were granted under the 1999 Stock Incentive Plan. Performance award grant targets were calculated based on a percentage of the NEO’s base salary. The amount paid out will be determined by Relative Company TSR for the performance period April 1, 2008 through December 31, 2010. Relative TSR will be expressed as a percentile of the total shareholder returns for the companies in AAM’s peer group as reported in the annual report to shareholders for the most recent fiscal year completed prior to the date of grant.

(2)	Equal to the closing market price of AAM common stock on June 25, 2008, the date of grant.

(3)	Grant date fair value is calculated in accordance with SFAS 123R and is generally the amount we would expense in our consolidated financial statements over the life of the award. The grant date fair value of option awards was $2.67 per share of common stock covered by the award, calculated using the Black-Scholes option pricing model. In determining the Black-Scholes value, the exercise price of $10.08 was used. The grant date fair value of stock awards was $10.08 per share of common stock covered by the award, the closing market price of AAM common stock on the date of grant. For additional information on the valuation assumptions, refer to Note 9,

Stock-Based Compensation, to our audited consolidated financial statements included in our 2008 Annual Report on Form 10-K filed with the SEC on March 13, 2009.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

CEO Employment Agreement

Our employment agreement with Mr. R.E. Dauch, as amended, provides for the following compensation and benefits during the term of the agreement:

•	Annual base salary (2008 $1,645,600), subject to annual adjustment by the Compensation Committee;
•	Annual cash bonus in an amount determined by the Compensation Committee based on our financial performance, relative to our competitor peer group:

•	equal to 3 times annual base salary if we continue to outperform our competitor peer group;
•	greater than 3 times annual base salary if we outperform our competitor peer group by greater than the historical amount; or
•	up to the amount of Mr. R.E. Dauch’s base salary if we do not outperform competitor peer group;

•	Annual equity awards consisting of options to purchase 150,000 shares each year and restricted stock having an equivalent value, determined based on AAM’s standard valuation methodology for annual grant to the options granted for that year;
•	Reimbursement of premiums under a $5 million life insurance policy purchased by Mr. R.E. Dauch;
•	Annual executive physical examination and health and disability coverage as provided to other senior executives; and
•	Use and maintenance of two Company-provided automobiles and the perquisites and other benefits provided to our senior executives.

The current term continues through December 31, 2009 and may be automatically extended for successive one-year terms, unless either party gives notice of termination at least 60 days prior to the end of the applicable term. The potential payments and benefits upon termination of Mr. R.E. Dauch’s employment are described in Potential Payments Upon Termination or Change in Control.

Equity Awards

Stock Options.  Options vest in three approximately equal installments on the first, second and third anniversaries of the grant date. Generally, vesting may accelerate upon termination of employment due to death, disability, retirement or upon a change in control. The award is forfeited if employment is terminated for any other reason prior to vesting. Vested options expire ten years after the grant date and may be exercised any time before the earliest of: (1) the expiration of the grant, (2) five years following termination of employment (one year following termination for options granted before 2002) due to death, disability, retirement or a change in control, (3) 90 days following termination of employment without cause and (4) termination of employment for cause.

Restricted Stock.  Restricted stock awarded to executives under age 60 vests on the third anniversary of the grant date. The delay in the grant date of the 2008 awards resulted in a slightly reduced vesting period ending on March 14, 2011. Restricted stock awarded to executives age 60 and over vests in three approximately equal annual installments through March 14, 2011. Vesting accelerates upon death, disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO, or upon a change in control.

Performance Accelerated Restricted Stock (PARS) and Performance Accelerated Restricted Stock Units (RSUs).  PARS and RSUs vest on the fifth anniversary of the grant date unless vesting is accelerated on the third or fourth anniversaries of the grant date based on our total shareholder return. Vesting may also accelerate upon termination of employment due to death, disability or upon a change in control. If the named executive officer’s employment is terminated for any other reason, he will forfeit his unvested PARS and RSUs.

Vesting is accelerated on the third anniversary of the grant date if AAM’s total shareholder return for the preceding three-year period meets or exceeds the 66th percentile of our competitor peer group. If vesting is not accelerated on the third anniversary, then vesting is accelerated on the fourth anniversary of the grant date if shareholder return exceeds the 66th percentile of our competitor peer group for the preceding four years. Total shareholder return is defined as the cumulative appreciation (assuming reinvestment of dividends) of an investment in common stock. Vesting will not accelerate unless AAM has positive total stockholder return.

PARS consist of issued and outstanding shares of AAM common stock, subject to forfeiture and transfer restrictions prior to vesting of the awards, and carry voting and dividend rights from the date of grant. RSUs consist of the right to receive, upon vesting of the award, an amount in cash equal to the fair market value of the number of shares of common stock covered by the award. RSUs carry the right to receive dividend equivalent payments from the date of grant, payable in the calendar quarter when dividends are paid on our common stock.

2008 Performance Awards.  Twenty-five percent of the executive officers’ award value would generally be in the form of performance awards, representing the right to a payment in cash based on AAM’s total shareholder return (TSR), relative to the competitor peer group, over a performance period of approximately three years. Performance awards are designed to tie long-term incentive pay of executive officers more directly with long-term Company performance. The Committee chose relative TSR as the measure of Company performance in order to motivate the executive officers to build long-term value for shareholders above that of the competitor peer group. In addition, these awards emphasize retention, as they require continued service with AAM during the performance period. Performance awards also are payable in cash rather than shares minimizing the dilution of stockholder interests. Executives age 60 and over at the time of grant would receive, in lieu of a grant of performance awards, an equivalent value in restricted stock.

The actual value realized under performance awards is equal to a percentage of the target payout based on relative TSR during the performance period. Following are the threshold, target and maximum levels of performance attainment and the related target level payouts:

	Total Shareholder	Target Level
	Return	Payout

Threshold	35th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile	200%

Payout levels are linearly interpolated between percentiles. No performance awards may be earned unless relative TSR is at or above the threshold level of performance. If the Company’s TSR is negative over the three-year performance period, the maximum earned award would be 100% of the target award. TSR is measured for the Company and for each of the competitor peer group companies over the performance period and is defined as the cumulative appreciation (assuming reinvestment of dividends) of an investment in common stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards					Stock Awards
								Market
						Number of		Value of
						Shares		Shares
	Number of	Number of				or Units		or Units
	Securities	Securities				of Stock		of Stock
	Underlying	Underlying				That		That
	Unexercised	Unexercised		Option		Have		Have
	Options	Options		Exercise	Option	Not		Not
	Exercisable	Unexercisable		Price	Expiration	Vested		Vested(12)
Name	(#)	(#)		($)	Date	(#)		($)
Richard E. Dauch	215,000			15.32	5/19/2010	180,000	(4)	520,200
	240,000			8.85	4/2/2011	120,000	(5)	346,800
	300,000			24.15	1/23/2012	59,192	(3)	171,065
	300,000			23.73	1/22/2013
	300,000			38.70	2/2/2014
	150,000			26.65	3/15/2015
	100,500	49,500	(1)	15.58	3/15/2016
	49,500	100,500	(2)	26.02	3/14/2017
		150,000	(3)	10.08	6/25/2018
Michael K. Simonte	39,664			15.56	2/2/2011	3,300	(6)(9)	9,537
	7,500			15.32	5/19/2010	2,200	(7)(9)	6,358
	10,000			8.85	4/2/2011	3,600	(6)(10)	10,404
	9,500			24.15	1/23/2012	2,400	(7)(10)	6,936
	10,000			23.73	1/22/2013	3,600	(6)(11)	10,404
	8,500			38.70	2/2/2014	2,400	(7)(11)	6,936
	9,000			26.65	3/15/2015	10,000	(8)	28,900
	6,700	3,300	(1)	15.58	3/15/2016
	3,300	6,700	(2)	26.02	3/14/2017
		12,500	(3)	10.08	6/25/2018
Yogendra N. Rahangdale	40,000			24.15	1/23/2012	4,200	(6)(9)	12,138
	39,000			23.73	1/22/2013	2,800	(7)(9)	8,092
	45,000			38.70	2/2/2014	15,000	(6)(10)	43,350
	12,000			26.65	3/15/2015	10,000	(7)(10)	28,900
	28,140	13,860	(1)	15.58	3/15/2016	14,400	(6)(11)	41,616
	13,200	26,800	(2)	26.02	3/14/2017	9,600	(7)(11)	27,744
		33,000	(3)	10.08	6/25/2018	39,000	(3)	112,710
David C. Dauch	7,260			8.85	4/2/2011	4,200	(6)(9)	12,138
	16,750			24.15	1/23/2012	2,800	(7)(9)	8,092
	28,000			23.73	1/22/2013	4,800	(6)(10)	13,872
	28,000			38.70	2/2/2014	3,200	(7)(10)	9,248
	12,000			26.65	3/15/2015	4,500	(6)(11)	13,005
	10,050	4,950	(1)	15.58	3/15/2016	3,000	(7)(11)	8,670
	4,290	8,710	(2)	26.02	3/14/2017	12,000	(8)	34,680
		15,500	(3)	10.08	6/25/2018
Patrick S. Lancaster	124,856			4.26	10/28/2009	3,600	(6)(9)	$10,404
	18,000			15.32	5/19/2010	2,400	(7)(9)	6,936
	35,000			8.85	4/2/2011	3,900	(6)(10)	11,271
	40,000			24.15	1/23/2012	2,600	(7)(10)	7,514
	30,000			23.73	1/22/2013	3,300	(6)(11)	9,537
	25,000			38.70	2/2/2014	2,200	(7)(11)	6,358
	9,000			26.65	3/15/2015	14,500	(3)	41,905
	7,370	3,630	(1)	15.58	3/15/2016
	3,135	6,365	(2)	26.02	3/14/2017
		12,000	(3)	10.08	6/25/2018

(1)	Granted under the 1999 Stock Incentive Plan on March 15, 2006. The remaining the shares vest on March 15, 2009.

(2)	Granted under the 1999 Stock Incentive Plan on March 14, 2007. Approximately one half of the shares vest on each of March 14, 2009, and March 14, 2010.

(3)	Granted under the 1999 Stock Incentive Plan on June 25, 2008. Approximately one-third of the shares vest on each of June 25, 2009, June 25, 2010 and March 14, 2011.

(4)	Reflects restricted stock awarded in connection with Mr. R.E. Dauch’s employment agreement extension in 2005. The restricted stock vests on December 31, 2009, contingent upon Mr. R.E. Dauch’s serving the extended term of his employment agreement.

(5)	Reflects restricted stock units awarded in connection with Mr. R.E. Dauch’s employment agreement extension. The restricted stock units vest on December 31, 2009, contingent upon Mr. R.E. Dauch serving the extended term of his employment agreement.

(6)	Reflects PARS granted under the 1999 Stock Incentive Plan. PARS vest on the fifth anniversary of the grant date, unless vesting is accelerated at the end of the third or fourth years after the grant date. Accelerated vesting is contingent upon our achievement of predetermined performance goals, measured by our total stockholder return relative to our competitor peer group. Vesting will not be accelerated unless stockholder return is positive.

(7)	Reflects RSUs granted under the 1999 Stock Incentive Plan. RSUs vest on the fifth anniversary of the grant date, unless vesting is accelerated at the end of the third or fourth years after the grant date. Accelerated vesting is contingent upon our achievement of predetermined performance goals, measured by our total stockholder return relative to our competitor peer group. Vesting will not be accelerated unless stockholder return is positive.

(8)	Reflects Restricted Stock granted under the 1999 Stock Incentive Plan on June 25, 2008. The restricted stock awards vest on March 14, 2011

(9)	Granted on March 15, 2005. The PARS and RSUs vest on March 15, 2010. Vesting of these awards did not accelerate on March 15, 2009.

(10)	Granted on March 15, 2006. The PARS and RSUs vest on March 15, 2011, unless vesting is accelerated on March 15, 2009 or March 15, 2010. Vesting of these awards did not accelerate on March 15, 2009.

(11)	Granted on March 14, 2007. The PARS and RSUs vest on March 14, 2012, unless vesting is accelerated on March 14, 2010 or March 14, 2011.

(12)	Reflects the closing market value on December 31, 2008 ($2.89), of the number of shares of AAM common stock covered by outstanding PARS, RSUs, restricted stock and restricted stock unit awards on December 31, 2008.

PENSION BENEFITS

The following table shows the value of the benefits accumulated by the NEOs and their years of credited service under AAM’s Salaried Retirement Program and the SERP. The years of credited service are through December 31, 2008, AAM’s fiscal year-end measurement date used for financial statement reporting purposes. The values shown are based on unreduced benefits deferred to the earliest age at which unreduced benefits are payable. The assumptions used to calculate the actuarial present value of accumulated benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2008, except that the values in the table do not reflect assumptions for future compensation increases or future service credits and assume continued service until unreduced retirement age is attained.

		Number of	Present
		Years of	Value of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)
Richard E. Dauch(1)	AAM Retirement Program for Salaried Employees	14.8333	672,838
	AAM Supplemental Executive Retirement Program	14.8333 (2)	13,266,174

Michael K. Simonte	AAM Retirement Program for Salaried Employees	8.0833 (3)	83,428
	AAM Supplemental Executive Retirement Program	10.0833	167,186

Yogendra N. Rahangdale(4)	AAM Retirement Program for Salaried Employees	13.4167	603,021
	AAM Supplemental Executive Retirement Program	13.4167	408,872

David C. Dauch	AAM Retirement Program for Salaried Employees	11.5000 (3)	125,230
	AAM Supplemental Executive Retirement Program	13.5000	335,974

Patrick S. Lancaster(5)	AAM Retirement Program for Salaried Employees	14.5833	650,265
	AAM Supplemental Executive Retirement Program	14.5833	307,462

(1)	Mr. R.E. Dauch was eligible to retire on December 31, 2008 with full benefits under the Salaried Retirement Program and the SERP.

(2)	We agreed to credit Mr. R.E. Dauch with 20 years of service, effective December 31, 2009, provided he serves the extended term of his employment agreement extension dated November 3, 2005.

(3)	Benefits were frozen, effective December 31, 2006, under the Salaried Retirement Program for Mr. Simonte, and Mr. D.C. Dauch.

(4)	Mr. Rahangdale was eligible to retire on December 31, 2008 under both the Salaried Retirement Program and the SERP, as he is over 55 years of age and has more than 10 years of credited service. He qualifies for a reduced benefit of approximately 93% of the unreduced benefit under the Salaried Retirement Program and qualifies for the basic form of benefit under the SERP.

(5)	Mr. Lancaster was eligible to retire on December 31, 2008 under both the Salaried Retirement Program and the SERP, as he is over 55 years of age and has more than 10 years of credited service. He qualifies for a reduced benefit of approximately 95% of the unreduced benefit under the Salaried Retirement Program and qualifies for the basic form of benefit under the SERP.

We provide pension benefits for NEOs under our Salaried Retirement Program, a broad-based defined benefit pension plan open to substantially all of our U.S. salaried associates hired prior to January 1, 2002, and our SERP. The purpose of the SERP is to provide eligible associates with total retirement benefits at a competitive level with executives of other major industrial companies.

Salaried Retirement Program.  All named executive officers have elected to participate in the contributory portion of our Salaried Retirement Program and made monthly contributions to the program. The annual retirement benefit payable to the executive, commencing on retirement at or after age 65, equals the sum of the executive’s contributions plus an additional benefit based on the executive’s average monthly salary (determined as the average of the executive’s base salary in the highest 60 months during his final 10 years of service) and years of credited service. The amount of compensation that may be taken into account for determining benefits is limited under the Internal Revenue Code. The maximum annual compensation under this limit was $230,000 for the year ended December 31, 2008.

Benefits under the Salaried Retirement Program may be paid as a single life annuity or, if elected by the participant, in the form of a joint and survivor annuity with a reduction in the amount of the annual benefit.

Effective December 31, 2006, we amended the Salaried Retirement Program to freeze benefits at current levels for associates who will not be eligible to retire by December 1, 2011. Mr. R.E. Dauch, Mr. Rahangdale and Mr. Lancaster, all of whom are currently eligible to retire, are grandfathered and will continue to accrue benefits under the program through the earlier of (1) December 31, 2011 or (2) the date of their retirement or other termination of employment.

Supplemental Executive Retirement Program.  Except for Mr. Simonte and Mr. D.C. Dauch, our named executive officers are eligible to receive the basic form of pension benefit under our SERP upon retirement at or after age 55. In addition, they are eligible to receive the alternative form of benefit, if greater than the basic benefit, upon retirement at or after age 62. The executive must have at least 10 years of credited service to receive either form of benefit under the SERP.

The total monthly benefit payable under the basic form of SERP is equal to the following amount:

•	Two percent of the executive’s average monthly salary (as determined for the Salaried Retirement Program excluding the limitations as specified under the Internal Revenue Code), multiplied by the executive’s years of credited service; less
•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus two percent of the maximum monthly social security benefit payable at age 65 multiplied by the executive’s years of credited service.

The Committee has discretion to reduce or eliminate the amount payable under the alternative form of benefit. Subject to the Committee’s exercise of its discretion, the total monthly benefit payable under the alternative form of SERP is equal to the following amount:

•	1.5 percent of the executive’s average monthly salary (as determined for the Salaried Retirement Program excluding the limitations as specified under the Internal Revenue Code) and average monthly incentive compensation (determined as the average of the highest five of the executive’s last 10 annual cash incentive awards, divided by 12) multiplied by the executive’s years of credited service; less
•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus the maximum monthly social security benefit payable at age 65.

SERP benefits payable under the basic and alternative forms are generally paid as a single life annuity. If the executive’s spouse is eligible for survivor benefits under the Salaried Retirement Program, however, the executive’s monthly SERP benefit will be reduced and paid in the form of a joint and survivor annuity.

Effective January 1, 2007, we amended the SERP to change the benefit accrual formulae for executives who are not grandfathered under the Salaried Retirement Program. Because they are grandfathered, Mr. R.E. Dauch, Mr. Rahangdale and Mr. Lancaster may continue to accrue SERP benefits under the basic and alternative forms through December 31, 2011.

Mr. Simonte and Mr. D.C. Dauch, who are not grandfathered under the Salaried Retirement Program, are eligible to receive a new defined contribution benefit, payable six months after retirement in a lump sum. The amount of the benefit will be equal to 12.5 percent of the executive’s final average compensation (determined as the executive’s average annual base salary and cash incentive for the highest five consecutive years), multiplied by the executive’s years of credited service, less the sum of the actuarially equivalent value of the executive’s benefits payable pursuant to our Salaried

Retirement Program and the balance of the executive’s retirement contribution account under our Salaried Savings Plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan for the 2008 fiscal year. All of the NEOs are fully vested in any applicable Company matching contributions.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	contributions in	Earnings	Withdrawals	Balance at
	in Last FY(1)	Last FY(2)	In Last FY(3)	Distributions(4)	Last FYE(5)
Name	($)	($)	($)	($)	($)
Richard E. Dauch	—	—	(765,135)	—	3,729,918
Michael K. Simonte	—	—	—	—	—
Yogendra N. Rahangdale	284,100	648	(322,869)	—	1,111,422
David C. Dauch	—	—	(56,943)	—	186,046
Patrick S. Lancaster	—	—	6,411	181,204	221,189

(1)	For Mr. Rahangdale, reflects a portion of his 2008 base salary that was deferred in 2008 ($21,600) and a portion of his 2007 incentive compensation award paid June 25, 2008 ($262,500). Base salary amounts deferred in 2008 are included in the salary column of the Summary Compensation Table for 2008 and the 2007 bonus amount deferred is included in the bonus column in 2007.

(2)	Reflects a 3% Company match on 2008 base salary amounts deferred in 2008. Amount shown is included in the all other compensation column in the Summary Compensation Table.

(3)	Reflects hypothetical accrued earnings during 2008 on notional investments designed to track the performance of funds similar to those available to participants in the Company’s 401(k) Plan. None of the earnings shown in this column are reported as compensation in the Summary Compensation Table.

(4)	For Mr. Lancaster, reflects a lump-sum interim distribution from his deferral of a portion of his 2000 base salary and bonus.

(5)	Reflects amounts that were previously reported in the Summary Compensation Table as compensation for 2007 or 2006 of $312,000 for Mr. Rahangdale and $16,170 for Mr. D.C. Dauch.

Under AAM’s Executive Deferred Compensation Plan, a nonqualified, tax-deferred savings plan, certain executives, including our named executive officers, may elect to defer the payment of six to 75 percent of their base salary and/or their annual incentive compensation award during any plan year. Base salary deferred into the Executive Deferred Compensation Plan receives a three percent Company match. The amounts deferred are unfunded and unsecured obligations of AAM.

Amounts deferred or credited into this plan are represented in the executive’s notional account and are “invested” among funds similar to those available under the Company’s 401(k) Plan. Forty percent of deferral elections are automatically and irrevocably allocated to the restricted investment benchmark, the PIMCO Total Return Fund. The remaining 60 percent of deferral elections may be allocated by the executive to any of the investments available under the plan and may be reallocated on a daily basis among any of the investments available under the plan. Although the executive has no actual or constructive ownership of shares in the investment funds, the return on the executive’s account is determined as if the amounts were notionally invested in these funds.

The table below shows the investment fund options available under the Executive Deferred Compensation Plan and the annual rates of return for the calendar year ended December 31, 2008.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Fidelity Retirement Money Market Portfolio	2.93%	Fidelity Freedom Income Fund	(12.14)%
PIMCO Total Return Fund	4.82%	Fidelity Freedom 2000 Fund	(14.00)%
PIMCO High Yield Fund	(23.69)%	Fidelity Freedom 2005 Fund	(24.45)%
Fifth Third Disciplined Large Cap Value Fund	(36.37)%	Fidelity Freedom 2010 Fund	(25.32)%
Domini Social Equity Fund	(37.81)%	Fidelity Freedom 2015 Fund	(27.15)%
Spartan U.S. Equity Index Fund	(37.03)%	Fidelity Freedom 2020 Fund	(32.12)%
American Funds Growth Fund of America	(38.88)%	Fidelity Freedom 2025 Fund	(33.66)%
Fidelity Growth Company Fund	(40.90)%	Fidelity Freedom 2030 Fund	(36.93)%
Fidelity Low-Priced Stock Fund	(36.17)%	Fidelity Freedom 2035 Fund	(37.76)%
First American Mid Cap Growth Opportunities	(45.66)%	Fidelity Freedom 2040 Fund	(38.80)%
American Beacon Small Cap Value Fund	(31.92)%	Fidelity Freedom 2045 Fund	(39.15)%
Munder Small Cap Value Fund	(47.11)%	Fidelity Freedom 2050 Fund	(40.61)%
Fidelity Diversified International Fund	(45.21)%

Distributions can be received (1) upon retirement in a lump sum or in annual payments over a period of five or ten years, (2) in a lump sum upon death, disability, termination of employment, change in control or (3) if elected by the executive, during employment at a specified date after a minimum deferral period. The minimum deferral period is at least three years following the end of the plan year to which the deferral election relates, and distributions during employment consist of employee deferrals and related earnings or losses (not the Company contributions and related earnings or losses).

Potential Payments Upon Termination or Change in Control

Under the employment agreement with our CEO and the continuity agreements and other arrangements covering our NEOs, certain payments and benefits will be provided to the NEOs in the event of termination of employment.

The following tables show the estimated potential payments and benefits that each of the named executive officers would receive upon termination of employment under different scenarios, assuming that the termination was effective on December 31, 2008.

CEO Continuity Agreement

Under our continuity agreement with Mr. R.E. Dauch, he will be entitled to the following benefits if the Company terminates his employment other than for cause, or if he resigns for good reason, within two years following a change in control:

•	a lump-sum severance payment equal to 3.5 times his (1) annual base salary plus (2) the highest of his average annual bonus for the three years preceding the year of termination or the three years preceding the year of the change in control, or his target bonus for the year of termination or the change in control;
•	a prorated portion of his annual cash bonus for the year of termination and any unpaid portion of the bonuses earned for prior years;
•	accelerated vesting of outstanding equity awards;

•	a lump-sum payment of $3 million in cash for each annual grant of equity awards that he would have received had he remained employed through December 31, 2009;
•	continuation of medical, dental, vision, disability and life insurance coverage for 3.5 years;
•	continuation of the perquisites under his employment agreement (including a Company-paid annual executive physical examination and reimbursement of premiums for his purchase of a $5 million executive life insurance policy for 3.5 years);
•	3.5 years of additional age and service credit under our nonqualified employee pension and welfare benefit plans for purposes of benefit accrual, matching contributions, vesting and retirement eligibility;
•	continued use of two Company-provided vehicles for 3.5 years;
•	outplacement services of up to 10 percent of annual base salary or, if greater, $40,000; and
•	reasonable legal fees in connection with enforcement of the continuity agreement if he prevails in a dispute.

These payments are contingent upon Mr. R.E. Dauch’s execution of a general release of claims against AAM and compliance with non-disclosure, confidentiality, non-competition and non-solicitation covenants for 3.5 years following termination of employment. He would be prohibited from directly or indirectly engaging in any business competitive with AAM and our products, and any business that AAM plans to enter into within the following year. He is also prohibited from soliciting our employees and customers.

Generally, the following events are considered to be a change in control under the continuity agreement:

•	an acquisition of 20 percent or more of AAM stock by an unrelated third party;
•	a merger, business combination, sale, liquidation or dissolution, where preexisting shareholders do not own at least 51 percent of the surviving entity; or
•	a change in the majority of our incumbent Board within any 24-month period.

The definitions of “cause” and “good reason” under Mr. R.E. Dauch’s Continuity Agreement have the same definitions as under his employment agreement, as described below.

CEO Employment Agreement

Under our employment agreement with Mr. R.E. Dauch, the Company may terminate his employment with or without cause, or upon his disability. Cause exists if he:

•	is convicted of a felony involving an intentional act;
•	engages in dishonesty or fraud; or
•	breaches any of his material obligations to AAM, including willful neglect or misconduct of his duties or willful and material breach of any of the terms and conditions of his employment agreement.

In addition, he may resign for good reason, meaning the Company:

•	reduces his base salary or bonus opportunity;
•	substantially reduces his duties, responsibilities or reporting responsibilities; or
•	relocates him outside of the Detroit-metropolitan area.

If his employment is terminated for cause, Mr. R.E. Dauch will be entitled to accrued but unpaid amounts as of the termination date.

If, without a change in control, his employment is terminated without cause, or if he resigns for good reason, he will be entitled to:

•	severance payments equal to two years of his annual base salary;
•	continuation of his health care benefits for two years;
•	bonus payments accrued as of the termination date; and

•	reimbursement of premiums for his purchase of a $5 million executive life insurance policy for two years.

If he resigns without good reason, Mr. R.E. Dauch will be entitled to (1) accrued but unpaid amounts as of the termination date and (2) reimbursement of premiums for two years for a $5 million executive life insurance policy purchased by Mr. R.E. Dauch.

Under the employment agreement, Mr. R.E. Dauch is subject to:

•	a non-disclosure and confidentiality provision which extends for the term of the agreement and for two years following termination or expiration of the agreement;
•	a non-competition covenant, which prohibits him, throughout the term of the employment agreement and for two years following the termination or expiration of the agreement, from directly or indirectly engaging in any business competitive with AAM and our products and business plans; and
•	a covenant prohibiting solicitation of our employees and customers for two years following the termination or expiration of the agreement.

If AAM terminates his employment due to disability, Mr. R.E. Dauch will be entitled to accrued benefits under applicable benefit plans and programs (such as our Deferred Compensation Plan, Salaried Retirement Plan and SERP) and reimbursement of executive life insurance premiums as described above. Should Mr. R.E. Dauch die during the term of his employment agreement, his estate and/or spouse would be entitled to accrued benefits under applicable benefit plans and programs.

Continuity Agreements with Named Executive Officers (other than CEO)

Under our continuity agreements with the named executive officers (other than the CEO), each named executive officer will be entitled to the following benefits if the Company terminates his employment without cause, or if he resigns with good reason, within two years following a change in control:

•	a lump sum severance payment equal to 2.5 times his (1) annual base salary plus (2) the highest of his average annual bonus for the three years preceding the year of termination or the three years preceding the year of the change in control, or his target bonus for the year of termination or the change in control;
•	a prorated portion of his incentive compensation award for the year of termination and any unpaid portion of the awards earned for prior years;
•	acceleration of vesting of outstanding equity awards;
•	continuation of medical, dental, vision, disability and life insurance coverage for 2.5 years;
•	2.5 years of additional age and service credit under our nonqualified employee pension and welfare benefit plans for purposes of benefit accrual, matching contributions, vesting, and retirement eligibility;
•	continued use of a Company-provided vehicle for six months;
•	outplacement services of up to 10 percent of annual base salary or, if greater, $40,000; and
•	reasonable legal fees in connection with enforcement of the continuity agreement if the named executive prevails in a dispute.

These payments are contingent upon the executive’s execution of a general release of claims against AAM and compliance with his non-disclosure, confidentiality, non-competition and non-solicitation covenants for 2.5 years following the termination of employment. The named executive would be prohibited from directly or indirectly engaging in any business competitive with AAM and our products and any business that AAM plans to enter into within the following year, and from soliciting our employees and customers.

Cause is generally defined as the named executive officer’s:

•	willful and continued failure to perform substantially all of his duties for 10 days following written demand from the Board;
•	conviction or no-contest plea with respect to a felony or a misdemeanor involving moral turpitude; or
•	willful inaction or misconduct in connection with his duties, or any act or omission which is injurious to the financial condition or business reputation of AAM or our affiliates.

Good reason is generally defined as:

•	any material and adverse diminution in the named executive’s duties, title or responsibilities from those in effect immediately prior to the change in control;
•	any reduction in annual base salary or annual cash bonus percentage target from those in effect immediately prior to the change in control;
•	any requirement that the named executive be based at a location more that 50 miles from the location at which he was based immediately prior to the change in control; and
•	any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the named executive to assume and perform the continuity agreement.

Change in control under the continuity agreements with named executives has the same definition as in the CEO’s continuity agreement described above.

Non-Competition Agreements

The named executive officers have each entered into a non-competition agreement that prohibits, following termination of employment for any reason, the named executive from:

•	directly or indirectly engaging in any business or activity that is in competition with AAM and its products for one year following termination;
•	recruiting, soliciting or inducing (or attempting to recruit, solicit or induce) any of our employees to leave AAM, or offer employment to our employees or otherwise interfere with our relationship with our employees, agents or consultants; and
•	using, exploiting, disclosing or communicating our confidential information to any third party without our prior written consent.

Richard E. Dauch

The following table shows estimated potential payments upon termination, retirement and a change in control for Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer as of December 31, 2008. Mr. R.E. Dauch was eligible to retire on December 31, 2008. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2008.

		Not for			Involuntary/
		Cause/By			Good Reason
		Employee for			Termination
	For Cause	Good Reason	Disability		(Change in
	Termination	Termination	Retirement(1)	Retirement	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	5,033,333	5,033,333	5,033,333	5,033,333
Severance(3)	—	3,291,200	—	—	23,376,267
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	672,838	672,838	672,838
SERP(5)	—	—	13,266,174	13,266,174	17,183,861
Welfare Benefit(6)	—	—	806,148	806,148	806,148
Equity:
Stock Options(7)	—	—	—	—	3,000,000
11/3/2005 Awards(8)	—	867,000	867,000	—	867,000
Restricted Stock(9)	—	—	171,065	—	171,065
Other Benefits:
Deferred Compensation(10)	3,729,918	3,729,918	3,729,918	3,729,918	3,729,918
Health care(11)	—	24,693	—	—	2,905
Life Insurance(12)	—	47,780	47,780	47,780	83,615
Use of Vehicles(13)	—	—	—	—	215,758
Other(14)	—	—	—	—	164,560
Effect of Modified 280G Tax Gross-Up	—	—	—	—	(291,987)
Total	3,729,918	12,993,924	24,594,256	23,556,191	55,015,281

(1)	Assumes retirement due to total and permanent disability on December 31, 2008.

(2)	Reflects a cash bonus earned in 2008 using the average of the last three cash bonuses for the years ending December 31, 2007, 2006 and 2005.

(3)	Upon termination without cause or for good reason (defined in employment agreement), Mr. R.E. Dauch would receive severance equal to two years’ annual base salary payable semimonthly. Upon termination under a change in control, Mr. R.E. Dauch would receive a lump-sum severance payment.

(4)	Reflects a present value of a joint and survivor annuity benefit payable monthly.

(5)	The present value calculated under the alternative formula assuming a joint and survivor annuity benefit payable monthly. The present value calculated with an additional 3.5 years of credited service under the alternative formula assuming a joint and survivor annuity benefit payable monthly under a change in control.

(6)	Reflects benefits for Mr. R.E. Dauch and his spouse assuming retirement or disability on December 31, 2008 as set forth in his employment agreement.

(7)	Generally, stock option awards vest upon termination of employment due to death, disability, retirement or upon a change in control. At December 31, 2008, the fair market value of the underlying shares was less than the exercise or base price of unvested options. Upon a change in control, Mr. R.E. Dauch will receive $3 million in a lump sum for each grant of equity awards he would have received annually had he remained employed through December 31, 2009.

(8)	The November 3, 2005 awards vest on December 31, 2009, contingent upon Mr. R.E. Dauch serving the extended term of his employment agreement. Vesting is accelerated upon termination of employment without cause, disability or upon a change in control. The value of these grants reflects the fair market value of the unvested awards.

(9)	Vesting of restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO of the Company or upon a change in control.

(10)	Assumed payable in a lump sum upon occurrence of termination event.

(11)	Upon termination without cause or for good reason (as defined in his employment agreement), Mr. R.E. Dauch would receive two years of health care benefits. Upon termination under a change in control, benefits for annual executive physical examination continue for 3.5 years.

(12)	Represents reimbursement for the premiums associated with Mr. R.E. Dauch’s purchase of a $5 million executive life insurance policy for two years under all scenarios except upon a change in control. Upon termination under a change in control, reimbursement continues for 3.5 years.

(13)	Reflects lease payments and administrative fees for the use of two Company-provided vehicles for 3.5 years.

(14)	Reflects professional outplacement services equal to 10% of base salary.

Michael K. Simonte

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for Michael K. Simonte, Group Vice President — Finance & Chief Financial Officer as of December 31, 2008. Mr. Simonte was not eligible to retire as of December 31, 2008.

					Involuntary/
			Not for		Good Reason
			Cause/By		Termination
		For Cause	Employee for Good Reason	Disability	(Change in
	Resignation	Termination	Termination	Retirement(1)	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	—	283,500	283,500
Severance(3)	—	—	—	—	1,417,500
Long Term Incentives:
Stock Options(4)	—	—	—	—	—
PARS and RSUs(5)	—	—	—	50,575	50,575
Restricted Stock(6)	—	—	—	28,900	28,900
Performance Award(7)	—	—	—	105,000	105,000
Other Benefits:
Health care(8)	—	—	—	182,442	22,854
Disability(9)	—	—	—	2,369,986	—
Life Insurance(10)	—	—	—	38,383	3,135
Use of Vehicles(11)	—	—	—	—	8,718
Other(12)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	810,965
Total	—	—	—	3,058,786	2,771,147

(1)	Assumes total and permanent disability on December 31, 2008. Because Mr. Simonte has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amount assumes Mr. Simonte remains on leave as an employee until retirement.

(2)	Reflects a cash bonus earned at target in 2008.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Generally, stock option awards vest upon termination of employment due to death, disability, retirement or upon a change in control. At December 31, 2008, the fair market value of the underlying shares was less than the exercise or base price of unvested options.

(5)	PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(6)	Vesting of restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO of the Company or upon a change in control.

(7)	The performance awards are payable at target if the participant’s employment terminates during the performance period due to disability or upon a change in control.

(8)	Under the disability scenario, reflects health care benefits to retirement. Upon termination under a change in control, health care benefits continue for 2.5 years.

(9)	Reflects benefits equal to 100% of base salary for year one and 66 2/3% of base salary to retirement.

(10)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement. Upon termination under a change in control, basic and supplemental life insurance benefits continue for 2.5 years.

(11)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(12)	Reflects professional outplacement services.

Yogendra N. Rahangdale

The following table shows estimated potential payments upon termination, retirement and a change in control for Yogendra N. Rahangdale, Vice Chairman & Chief Technology Officer as of December 31, 2008. Mr. Rahangdale was eligible to retire on December 31, 2008. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2008.

		Not for			Involuntary/
		Cause/By			Good Reason
		Employee for			Termination
	For Cause	Good Reason	Disability		(Change in
	Termination	Termination	Retirement(1)	Retirement	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	381,600	381,600	381,600
Severance(3)	—	—	—	—	1,908,000
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	664,882	608,035	608,035
SERP(5)	—	—	230,364	286,218	912,137
Welfare Benefit(6)	—	—	141,744	141,744	146,197
Equity:
Stock Options(7)	—	—	—	—	—
PARS and RSUs(8)	—	—	161,840	—	161,840
Restricted Stock(9)	—	—	112,710	—	112,710
Other Benefits:
Deferred Compensation(10)	1,111,422	1,111,422	1,111,422	1,111,422	1,111,422
Use of Vehicles(11)	—	—	—	—	18,567
Other(12)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	1,157,195
Total	1,111,422	1,111,422	2,804,562	2,529,019	6,557,703

(1)	Assumes retirement due to total and permanent disability on December 31, 2008.

(2)	Reflects a cash bonus earned at target in 2008.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Reflects the present value of a joint and survivor annuity benefit payable monthly. Under the retirement and change in control scenarios, reflects a reduced benefit of approximately 93% of the unreduced benefit based on Mr. Rahangdale’s age at December 31, 2008.

(5)	The present value calculated under the basic formula assuming a joint and survivor annuity benefit payable monthly under the disability and retirement scenarios. The present value calculated with an additional 2.5 years of credited service under the alternative formula assuming a joint and survivor annuity benefit payable monthly under a change in control.

(6)	Reflects benefits for Mr. Rahangdale and his spouse assuming retirement on December 31, 2008 under the welfare plan effective January 1, 2008.

(7)	Generally, stock option awards vest upon termination of employment due to death, disability, retirement or upon a change in control. At December 31, 2008, the fair market value of underlying shares was less than the exercise or base price of unvested options.

(8)	PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(9)	Vesting of restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO of the Company or upon a change in control

(10)	Assumed payable in a lump sum upon occurrence of termination event.

(11)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(12)	Reflects professional outplacement services.

David C. Dauch

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for David C. Dauch, President & Chief Operating Officer as of December 31, 2008. Mr. D.C. Dauch was not eligible to retire as of December 31, 2008, except due to total and permanent disability.

					Involuntary/
			Not for		Good
			Cause/By		Reason
			Employee for		Termination
		For Cause	Good Reason	Disability	(Change in
	Resignation	Termination	Termination	Retirement(1)	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	—	379,500	379,500
Severance(3)	—	—	—	—	1,897,500
Long Term Incentives:
Stock Options(4)	—	—	—	—	—
PARS and RSUs(5)	—	—	—	65,025	65,025
Restricted Stock(6)	—	—	—	34,680	34,680
Performance Award(7)	—	—	—	125,000	125,000
Other Benefits:
Deferred Compensation(8)	186,046	186,046	186,046	186,046	186,046
Health care(9)	—	—	—	185,065	22,854
Disability(10)	—	—	—	2,913,696	—
Life Insurance(11)	—	—	—	52,561	4,197
Use of Vehicles(12)	—	—	—	—	17,003
Other(13)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	—
Total	186,046	186,046	186,046	3,941,573	2,771,805

(1)	Assumes total and permanent disability on December 31, 2008. Because Mr. D.C. Dauch has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amounts assume Mr. D.C. Dauch remains on leave as an employee until retirement.

(2)	Reflects a cash bonus earned at target in 2008.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Generally, stock option awards vest upon termination of employment due to death, disability or retirement or upon a change in control. At December 31, 2008, the fair market value of the underlying shares was less than the exercise or base price of unvested options.

(5)	PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(6)	Vesting of restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO of the Company or upon a change in control.

(7)	The performance awards are payable at target if the participant’s employment terminates during the performance period due to disability or upon a change in control.

(8)	Assumed payable in a lump sum upon occurrence of termination event.

(9)	Under the disability scenario, reflects health care benefits to retirement. Upon termination under a change in control, health care benefits continue for 2.5 years.

(10)	Reflects benefits equal to 100% of base salary for year one and 60% of base salary to retirement.

(11)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement. Upon termination under a change in control, basic and supplemental life insurance benefits continue for 2.5 years.

(12)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(13)	Reflects professional outplacement services.

Patrick S. Lancaster

The following table shows the estimated potential payments upon termination, retirement and a change in control for Patrick S. Lancaster, Vice President, Chief Administrative Officer & Secretary as of December 31, 2008. Mr. Lancaster was eligible to retire on December 31, 2008. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2008.

		Not for			Involuntary/
		Cause/By			Good Reason
		Employee for			Termination
	For Cause	Good Reason	Disability		(Change in
	Termination	Termination	Retirement(1)	Retirement	Control)
	($)	($)	($)	($)	($)
Compensation:
Bonus(2)	—	—	268,900	268,900	268,900
Severance(3)	—	—	—	—	1,344,500
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	692,456	654,226	654,226
SERP(5)	—	—	78,771	115,569	694,834
Welfare Benefit(6)	—	—	106,001	106,001	110,460
Equity:
Stock Options(7)	—	—	—	—	—
PARS and RSUs(8)	—	—	52,020	—	52,020
Restricted Stock(9)	—	—	41,905	—	41,905
Other Benefits:
Deferred Compensation(10)	221,189	221,189	221,189	221,189	221,189
Use of Vehicles(11)	—	—	—	—	7,393
Other(12)	—	—	—	—	40,000
280G Tax Gross-Up	—	—	—	—	900,557
Total	221,189	221,189	1,461,242	1,365,885	4,335,984

(1)	Assumes retirement due to total and permanent disability on December 31, 2008.

(2)	Reflects a cash bonus earned at target in 2008.

(3)	Reflects a lump-sum severance payment upon termination under a change in control.

(4)	Reflects a joint and survivor annuity benefit payable monthly. Under the retirement and change in control scenarios, reflects a reduced benefit of approximately 95% of the unreduced benefit based on Mr. Lancaster’s age at December 31, 2008.

(5)	The present value calculated under the basic formula assuming a joint and survivor annuity benefit payable monthly under the disability and retirement scenarios. The present value calculated with an additional 2.5 years of credited service under the alternative formula assuming a joint and survivor annuity benefit payable monthly under a change in control.

(6)	Reflects benefits for Mr. Lancaster and his spouse assuming retirement on December 31, 2008 under the welfare benefit plan effective January 1, 2008.

(7)	Generally, stock option awards vest upon termination of employment due to death, disability or retirement or upon a change in control. At December 31, 2008, the fair market value of the underlying shares is less than the exercise or base price of unvested options.

(8)	PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control. The value for PARS and RSUs reflects the fair market value of unvested awards.

(9)	Vesting of restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO of the Company or upon a change in control

(10)	Assumed payable in a lump sum upon occurrence of termination event.

(11)	Reflects lease payments and administrative fees for the use of a Company-provided vehicle for six months.

(12)	Reflects professional outplacement services.

2008 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Annual compensation of non-employee directors for 2008 was comprised of cash and equity compensation. Each of these components is described in more detail below. Employee directors do not receive compensation in connection with director service. Total 2008 compensation of our non-employee directors is shown below.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards(2)	Awards(3)	Total
Name	($)	($)	($)	($)
John A. Casesa(1)	75,500	68,176	—	143,676
Elizabeth A. Chappell	75,500	84,208	—	159,708
Forest J. Farmer	96,500	84,208	—	180,708
Richard C. Lappin	69,500	84,208	—	153,708
William P. Miller II	77,500	84,208	8,750	170,458
Larry K. Switzer	65,500	84,208	8,750	158,458
Thomas K. Walker	107,500	84,208	—	191,708
Dr. Henry T. Yang	69,500	84,208	—	153,708

(1)	Mr. Casesa resigned from the Board effective February 10, 2009.

(2)	Reflects the amount recognized in accordance with SFAS 123R for the fiscal year ended December 31, 2008 for restricted stock units granted in 2008 and earlier. Grant date fair value is calculated using the closing market price of AAM common stock on the date of grant. The grant date fair value of awards granted in 2008 was $21.83 per share. As of December 31, 2008, each non-employee director had the following number of restricted stock units outstanding: Mr. Casesa 7,967; Ms. Chappell 11,100; Mr. Farmer 7,850; Mr. Lappin 7,117; Mr. Miller 14,350; Mr. Switzer 14,350; Mr. Walker 7,850; and Dr. Yang 11,100.

(3)	Reflects the amount recognized in accordance with SFAS 123R for the fiscal year ended December 31, 2008 for stock options granted prior to 2008. Grant date fair value is calculated using a modified Black-Scholes option pricing model. Grants of stock options to non-employee directors ceased after 2005. As of December 31, 2008, each non-employee director had the following number of stock options outstanding: Mr. Casesa -0-; Ms. Chappell 5,000; Mr. Farmer 13,500; Mr. Lappin 7,500; Mr. Miller 7,500; Mr. Switzer 7,500; Mr. Walker 7,500; and Dr. Yang 7,500.

Elements of Compensation

Our non-employee director compensation program in effect during 2008 consisted of annual retainer and meeting attendance fees and an annual award of restricted stock units.

2008 Annual Retainer and Meeting Attendance Fees

Annual retainer	$50,000
Board meeting attendance fee	1,500
Committee meeting attendance fee
Committee chairman	3,000
Other committee members	2,000
Committee chairman attendance at meetings at the Company for committee-related business	1,000

2009 Fees.  As recommended by the Compensation Committee in January 2009, the Board approved a 10 percent reduction to the annual retainer and meeting attendance fees effective February 2009 through December 31, 2009.

Equity Awards

In January 2008, the Board approved a change in the value and timing of equity grants to non-employee directors. In 2008, restricted stock unit awards were granted upon election (or re-election) to the Board with an aggregate value of approximately $210,000, vesting in three approximately equal annual installments. For continuing directors, a prorated transition grant was awarded based on the remaining years of his or her current term. In April 2008, each non-employee director was awarded restricted stock units, having an aggregate value ranging from approximately $70,000 to $210,000. These restricted stock units carry dividend rights from the grant date.

In February 2009, the Board approved a modification to the non-employee director compensation program. Since equity is currently not available, grants beginning in 2009 will consist of awards of deferred compensation units (DCUs) that are payable in cash. Annual awards of DCUs will be made to all non-employee directors totaling $70,000. The awards vest in one year and the total payment will be based on total shareholder return with a maximum payment of $84,000 and a minimum payment of $56,000.

Deferral

Directors may elect to defer, on a pre-tax basis, a portion of their retainer and meeting fees and receive tax-deferred earnings (or losses) on the deferrals under AAM’s Executive Deferred Compensation Plan. The rate of return on deferred amounts is based on the performance of selected benchmark funds identified in the plan, which is described in Nonqualified Deferred Compensation above. Directors may also elect to defer settlement of restricted stock units until retirement from the Board.

Stock Ownership Guidelines

The stock ownership guidelines for non-employee directors recommend a minimum ownership of 4,000 shares of AAM common stock.

SECURITY OWNERSHIP

The following tables show the number of shares of AAM common stock beneficially owned as of March 3, 2009 by:

•	each person known to us who beneficially owns more than 5 percent of AAM common stock;
•	each of our non-employee directors and nominees;
•	our Co-Founder, Chairman of the Board & Chief Executive Officer and the other named executive officers; and
•	all directors, nominees and executive officers (as of March 3, 2009) as a group.

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock. All individuals listed in the tables have sole voting and investment power over the shares unless otherwise noted.

The beneficial ownership calculation includes 55,477,525 shares of AAM common stock outstanding on March 3, 2009.

MORE THAN 5% BENEFICIAL OWNERS

The following persons have filed reports with the SEC for the period ending December 31, 2008, stating that they beneficially own more than 5 percent of AAM’s common stock.

	Shares of
	Common Stock	Percent of
	Beneficially	Shares
Name and Address	Owned	Outstanding

Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	4,805,090	8.85
2200 Ross Avenue, 31st Floor
Dallas, TX 75201

Capital Research Global Investors(2)	5,560,000	10.2
333 South Hope Street
Los Angeles, CA 90071

Dimensional Fund Advisors LP(3)	3,683,594	6.78
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

FMR LLC(4)	7,841,349	14.44
82 Devonshire Street
Boston, MA 02109

(1)	Based on the Schedule 13G/A filed by Barrow, Hanley, Mewhinney & Strauss, Inc., reporting shared voting power over 2,652,100 shares, sole voting power over 2,152,990 shares, and sole investment power over 4,805,090 shares.

(2)	Based on the Schedule 13G/A filed by Capital Research Global Investors, reporting sole voting and investment power over 5,560,000 shares.

(3)	Based on the Schedule 13G/A filed by Dimensional Fund Advisors LP, reporting sole voting power over 3,596,277 shares and sole investment power over 3,683,594 shares.

(4)	Based on the Schedule 13G/A filed jointly by FMR LLC and Edward C. Johnson 3d, reporting sole voting power over 1,250,200 shares and sole investment power over 7,841,349 shares.

DIRECTORS AND EXECUTIVE OFFICERS

		Percent
	Shares	of
	Beneficially	Shares
	Owned(2)(3)	Outstanding

Directors/Nominees(1)
Salvatore J. Bonanno, Sr.	12,000	*
Elizabeth A. Chappell	13,116	*
Forest J. Farmer	35,616	*
Richard C. Lappin	20,483	*
William P. Miller II	20,616	*
Larry K. Switzer	15,616	*
Thomas K. Walker	20,616	*
Dr. Henry T. Yang	15,616	*
Named Executive Officers(3)(4)
Richard E. Dauch(5)	10,058,807	18.1
Michael K. Simonte(6)	159,776	*
Yogendra N. Rahangdale	292,400	*
David C. Dauch(7)	165,864	*
Patrick S. Lancaster	324,521	*
Directors/Nominees and Executive Officers as a Group (25 persons)(8)	12,300,526	22.2

(*)	Less than 1 percent of the outstanding shares of AAM common stock.

(1)	John A. Casesa resigned as a director effective February 10, 2009, therefore, shares owned by Mr. Casesa have been excluded.

(2)	Includes restricted stock units (RSUs) awarded to non-employee directors that have vested or will vest within 60 days. For the number of RSUs held by each non-employee director, see footnote (2) to the 2008 Compensation of Non-Employee Directors Table.

(3)	Includes the following number of shares of common stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 5,000 for Ms. Chappell; 13,500 for Mr. Farmer; 7,500 for Messrs. Lappin, Miller, Switzer, Walker and Yang; 1,755,500 for Mr. R.E. Dauch; 110,864 for Mr. Simonte; 204,800 for Mr. Rahangdale; 115,720 for Mr. D.C. Dauch and 299,221 for Mr. Lancaster.

(4)	Includes shares of restricted stock held by named executive officers over which they have sole voting power but no investment power: 298,830 for Mr. R.E. Dauch; 20,500 for Mr. Simonte; 72,600 for Mr. Rahangdale; 25,500 for Mr. D.C. Dauch; and 25,300 for Mr. Lancaster.

(5)	Includes 1,332,065 shares of AAM common stock held in family trusts and 411,710 held in a charitable family foundation. Mr. R.E. Dauch shares voting and investment power over shares held by the family trusts and the charitable family foundation. Also includes 6,260,702 shares held by the Sandra J. Dauch Gift Trust, of which Mr. R.E. Dauch is trustee.

(6)	Includes 28,412 shares held in AAM’s 401(k) Plan.

(7)	Includes 516 shares held in trusts for the benefit of Mr. D.C. Dauch’s children. Mr. D.C. Dauch is also a nominee for election to the Board.

(8)	Includes shares held jointly with family members over which a director, nominee or executive officer shares voting and/or investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of these reports, and written representations from such reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and owners of more than 10 percent of AAM’s common stock were met during 2008.

PROPOSAL 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee of the Board of Directors of AAM has appointed Deloitte & Touche LLP to serve as the independent registered public accounting firm to examine the Company’s consolidated financial statements for the year ending December 31, 2009. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether the appointment is appropriate and will use its discretion in determining whether the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP will attend the 2009 annual meeting and be available to make a statement or respond to appropriate questions.

Your Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors. Management has primary responsibility for preparing the consolidated financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon management’s internal control assessment and upon the effectiveness of those controls under the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, D&T and the internal auditors, separately and together, with and without management present, regarding the Company’s audited consolidated financial statements for the year ended December 31, 2008, and the Company’s internal controls. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, D&T submitted to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding D&T’s communication with the Audit Committee concerning independence from the Company. Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence. The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2008 be included in the Company’s 2008 Annual Report on Form 10-K.

Audit Committee of the Board of Directors

William P. Miller II, Chairman
Larry K. Switzer
Thomas K. Walker

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services (including scope, fee structure and the potential effect of the service on the auditor’s independence) to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee may pre-approve permissible non-audit services that arise between Audit Committee meetings, provided the fees do not exceed a limit established by the Audit Committee and the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting. The Audit Committee received regular updates on the amount of fees and scope of audit, non-audit and tax services provided by D&T during 2008. During fiscal 2008, all services provided by D&T as noted in the table below were authorized and approved by the Audit Committee in compliance with pre-approval policies and procedures described herein.

Independent Registered Public Accounting Firm’s Fees

The aggregate amount of fees billed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during the previous two fiscal years is as follows:

	December 31,
	2008	2007

Audit Fees(1)	$1,507,000	$1,427,000
Audit Related Fees(2)	—	20,000
Tax Fees(3)	465,000	621,000
All Other Fees	—	—

Total	$1,972,000	$2,068,000

(1)	Includes fees for the audit of annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits, consents and comfort letters, reviews of documents filed with the SEC and other services related to SEC matters. Audit fees also include fees incurred in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees are for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes fees related to internal control, financial accounting and reporting standards.

(3)	Fees for tax services in 2008 and 2007 consisted of fees for tax compliance, tax advice and tax planning services.

OTHER MATTERS

Expenses of Solicitation

The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. No proxy solicitor has been retained by the Company. Proxy materials were distributed by mail by Computershare Trust Company, N.A. AAM will reimburse brokers and other custodians or nominees for their expenses in forwarding proxy materials to stockholders.

Stockholder Proposals for 2010 Annual Meeting

Under SEC rules, stockholder proposals for the 2010 annual meeting of stockholders must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, on or before November 20, 2009 in order to be eligible for inclusion in the Company’s 2010 proxy materials. In addition, AAM’s bylaws require stockholders intending to present any matter for consideration at the 2010 annual meeting of stockholders, other than through inclusion in our proxy materials, to notify AAM’s Secretary in writing at the above address on or before February 19, 2010, but no earlier than January 30, 2010.

Obtaining a copy of 2008 Form 10-K

AAM will furnish to stockholders without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2008. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, MI 48211-1198, or by e-mail to investorrelations@aam.com. The 2008 Annual Report on Form 10-K is available on our website at http://investor.aam.com/sec.cfm.

By Order of the Board of Directors,

Patrick S. Lancaster
Vice President, Chief Administrative Officer & Secretary
American Axle & Manufacturing Holdings, Inc.
One Dauch Drive
Detroit, MI 48211-1198

March 19, 2009

C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 30, 2009. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/axl • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Salvatore J. Bonanno, Sr. 02 - David C. Dauch 03 — Forest J. Farmer 04 — Richard C. Lappin 05 — Thomas K. Walker For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for year ending December 31, 2009. In their discretion, the proxies are authorized to the extent permitted by law to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. This section must be completed for your instructions to be executed. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN5 1 C V 0 2 1 1 4 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 010KFA

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — American Axle & Manufacturing Holdings, Inc. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 30, 2009 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Richard E. Dauch and Patrick S. Lancaster, or either of them, with full power of substitution, are authorized to vote all of your shares as if you were present at the Annual Meeting of Stockholders of American Axle & Manufacturing Holdings, Inc. to be held in the Auditorium at AAM’s World Headquarters Complex, One Dauch Drive, Detroit, Michigan, at 3:00 p.m. on April 30, 2009 or at any adjournments of the meeting. This proxy will be voted as you specify on the reverse side. If you do not make a choice, this proxy will be voted for the director nominees in Proposal 1 and ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm in Proposal 2. Voting by the Internet or by telephone reduces costs to AAM. If you vote over the Internet or by telephone, please do not mail this card. (Items to be voted appear on reverse side.)